UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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EQUIFAX INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

March 30, 2007

Dear Shareholder:

You are cordially invited to attend our 2007 Annual Meeting of Shareholders which will be held on Friday, May 4, 2007, in Atlanta, Georgia. The accompanying notice of annual meeting of shareholders and proxy statement describe the matters to be acted on at the meeting. We will also report on the Company’s operations and answer your questions.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure that you are represented at the annual meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of the voting options.

Thank you for your support of our company. I look forward to seeing many of you at the annual meeting.

Sincerely,

RICHARD F. SMITH

Chairman and Chief Executive Officer

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Friday, May 4, 2007

Time:	9:30 a.m. (EDT)

Place:	Walter C. Hill Auditorium
High Museum of Art
1280 Peachtree Street, N.E.
Atlanta, Georgia 30309

Purposes:	(1) Elect four Class III directors to serve three-year terms;

(2) Ratify the selection of the independent auditor for 2007; and

(3) Transact such other business as may properly come before the meeting and at any adjournments thereof.

Who Can Vote:	Equifax shareholders of record as of the close of business on March 6, 2007, are entitled to receive notice of, to attend and to vote at the meeting.

Annual Report:	A copy of our 2006 Annual Report to Shareholders is enclosed.

Distribution Date:	This notice of annual meeting of shareholders, proxy statement and form of proxy are being distributed to shareholders commencing on or about March 30, 2007.

By Order of the Board of Directors,

Dean C. Arvidson
Corporate Secretary

March 30, 2007

It is important that your shares be represented and voted. Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy by Internet, telephone or by mail to ensure the presence of a quorum. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person except for shares held in Equifax employee savings plans. See “Voting Shares Held in Equifax Employee Savings Plans” on page 2 of the proxy statement. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

[EQUIFAX LOGO]

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

March 30, 2007

PROXY STATEMENT

Annual Meeting—May 4, 2007

PROXY SOLICITATION

The Board of Directors of Equifax Inc. is soliciting your proxy to vote your shares at the Annual Meeting of Shareholders to be held on May 4, 2007. The Board is soliciting your proxy to give all shareholders of record the opportunity to vote on matters that will be presented at the meeting. This proxy statement provides you with the information on these matters to assist you in voting your shares. A proxy is your legal designation of another person—the “proxy”—to vote on your behalf. By completing and returning the enclosed proxy card or voting instruction form, you are giving the members of the Board designated to vote the proxies returned pursuant to this solicitation, L. Phillip Humann, Larry L. Prince and Richard F. Smith, the authority to vote your shares in the manner you indicate on your proxy card or voting instruction form.

VOTING INFORMATION

Record Date

The record date for the annual meeting is March 6, 2007. You may vote all shares of Equifax common stock that you owned as of the close of business on that date. Each share entitles you to one vote on each matter to be voted on at the annual meeting. On the record date, 128,747,412 shares of common stock were outstanding, including a total of 3,787,885 shares held by Equifax employee benefits trusts.

Voting Shares Registered in Your Name

Shareholders can vote at the annual meeting in person or by proxy. There are three ways to vote by proxy:

•	By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

•	By telephone—Shareholders located in the U.S. and Canada can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or

•	By mail—You can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope.

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 3, 2007. For information on the deadline for submitting voting instructions under Equifax employee savings plans, see “Voting Shares Held in Equifax Employee Savings Plans” below.

If you vote by proxy, the proxies named on the proxy card or voting instruction form will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director, and whether your shares should be voted for, against or abstain as to the other proposal. If you sign and return the proxy card without indicating your instructions, your shares will be voted FOR the election of the four director nominees, and FOR the ratification of the selection of Ernst & Young LLP as our independent auditor for the year ending December 31, 2007.

Voting Shares Held in “Street Name”

If your shares are held through a broker or other nominee (i.e., in “street name”), we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. Internet and telephone voting also will be offered to shareholders owning shares through certain banks and brokers. If you want to vote in person, you must obtain a legal proxy card from your broker and bring it to the annual meeting.

Voting Shares Held in Equifax Employee Savings Plans

If your shares are held through the Equifax Inc. 401(k) Plan, the trustee of that plan, Fidelity Management Trust Company, has sent you this proxy statement and a voting instruction form, which you can use to direct the trustee on how to vote your plan shares. Participants in the plan must vote their proxies no later than 11:59 p.m. (EDT) on Wednesday, May 2, 2007. The trustee will vote plan shares that are not voted by this deadline in the same proportion as the shares held by the trustee for which voting instructions have been received. Participants in the plan may not vote the shares owned through such plan after the deadline, including at the 2007 annual meeting. As of March 6, 2007, there were 1,593,499 shares held in the plan.

If your shares are held through the Equifax Canada Retirement Savings Program for Salaried Employees, the trustee of that plan, Fidelity Investments Canada Limited, has sent you this proxy statement and a voting instruction form, which you can use to direct the trustee on how to vote your plan shares. Participants in the plan must vote their proxies no later than 11:59 p.m. (EDT) on Wednesday, May 2, 2007. The trustee will only vote the plan shares for which voting instructions are received prior to this deadline. Participants in the plan may not vote the shares owned through such plan after the deadline, including at the 2007 annual meeting. As of March 6, 2007, there were 18,553 shares held in the plan.

Revoking a Proxy

Whether you vote via the Internet, telephone or mail, you may later revoke your proxy by delivery of written notice to the Corporate Secretary at the Company’s address shown above, by delivery of a properly signed proxy bearing a later date, by voting by telephone or via the Internet at a later time, or by voting in person at the annual meeting (except for shares held in Equifax employee savings plans, see above).

Quorum Requirement

We need a majority of the shares of common stock outstanding on the record date present, in person or by proxy, to hold the annual meeting. Abstentions and broker non-votes will be counted as “shares present” at the annual meeting in determining whether a quorum exists.

Vote Required

Directors are elected by a plurality of the votes, which means the four nominees who receive the highest number of affirmative votes will be elected as directors. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

The votes cast in favor of ratification of the selection of the independent auditor for 2007 must exceed the votes cast in opposition for this proposal to be approved.

Abstentions and broker non-votes will not be counted as “votes cast” and will not affect the outcome of the vote.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under the rules of the New York Stock Exchange, or NYSE, brokers or other nominees who are NYSE members are expected to have discretionary voting power for the election of directors and the ratification of the selection of the independent auditor for 2007.

Other

Equifax will bear the expense of preparing, printing and distributing this proxy material, as well as the cost of any required solicitation. Directors, officers or employees may solicit proxies on behalf of Equifax but will not receive remuneration for such solicitation. We have engaged Morrow & Co., Inc., 470 West Avenue, Stamford, Connecticut 06902 to assist us in the solicitation of proxies. We expect to pay Morrow approximately $6,500 for these services plus expenses. In addition, Equifax will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies.

CORPORATE GOVERNANCE

General

The Board of Directors exercises oversight of the performance of the Chief Executive Officer and other senior management to assure that the long-term interests of the shareholders are being served. The Board regularly monitors the effectiveness of management policies and decisions, including the execution of the Company’s strategies. The Board’s Mission Statement and Guidelines on Significant Corporate Governance Issues (the “Governance Guidelines”), as well as written charters for Board committees, provide the framework for the governance of the Company and are available upon request to the Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302 or at www.equifax.com/corp/aboutefx/ethics/governance.shtml.

Director Independence

In accordance with NYSE rules, the Board affirmatively determines the independence of each director and director nominee in accordance with the Governance Guidelines. The Governance Guidelines include categorical Director Independence Standards, attached to this proxy statement as Appendix A, which are consistent with the NYSE rules and require that a majority of the Board be comprised of independent directors.

Based on these standards, the Board has affirmatively determined that each of the following non-employee directors is independent and has no material relationship with the Company, except as a director and shareholder of the Company: John L. Clendenin, James E. Copeland, Jr., A. W. Dahlberg, Robert D. Daleo, L. Phillip Humann, Lee A. Kennedy, Siri S. Marshall, Larry L. Prince and Jacquelyn M. Ward. The Board will review the independence of new director Mark L. Feidler at its regular meeting in May 2007.

The Board considered and reviewed a limited number of commercial transactions undertaken in the ordinary course of our business with businesses and charities where our directors serve as officers or directors. As noted below under “Certain Relationships and Related Party Transactions”, each of these transactions is significantly below the thresholds set forth in the categories of immaterial relationships described in our Director Independence Standards.

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

The Company recognizes that transactions between the Company and any of its directors or executive officers can present potential or actual conflicts of interest. Accordingly, as a general matter and in accordance with the Company’s codes of ethics for directors, officers and employees, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are circumstances where such transactions may be in, or not inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal policy which requires the Company’s Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors, executive officers or 5% shareholders had, has or will have a direct or indirect material interest. After its review, the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

Certain Relationships and Related Party Transactions

In the ordinary course of business, Equifax and its subsidiaries may have transactions with companies and organizations whose executive officers are also Equifax directors. The independent directors listed below are affiliated with companies that have business relationships with Equifax. The Board has determined under its Director Independence Standards that none of these relationships is material and such relationships do not prevent the directors from being independent directors. In the opinion of management, the terms of such banking and credit arrangements and other services are fair and reasonable and as favorable to Equifax and its subsidiaries as those which could have been obtained from unrelated third parties at the time of their execution.

SunTrust Banks.    L. Phillip Humann is Executive Chairman of the Board of SunTrust Banks, Inc. (“SunTrust”). The amounts Equifax paid to SunTrust in 2006 were less than 1% of SunTrust’s gross revenue for the last fiscal year. Our relationships with SunTrust are described more fully as follows:

•

We paid SunTrust $3.1 million during the twelve months ended December 31, 2006 for various services including lending, foreign exchange, debt underwriting, cash management, trust, investment management, acquisition valuation and shareholder services relationships.

•	We also provide credit management services to SunTrust, as a customer, from whom we recognized revenue of $4.9 million during the twelve months ended December 31, 2006.

•

We have a $500.0 million senior unsecured revolving credit agreement, as amended in July 2006, with a group of banks, of which SunTrust is committed to $75.0 million. At December 31, 2006, SunTrust’s portion of the outstanding borrowings under this facility totaled $3.8 million.

•

SunTrust extends financing in the form of an amortizing term loan to a leveraged real estate limited partnership, which owns our Atlanta data center located in Alpharetta, Georgia, where we are the primary operating lease tenant. An unrelated bank leasing company is the equity owner of this partnership. Although this term loan is considered to be non-recourse financing to Equifax, SunTrust is dependent on the operating lease payments made by us to the partnership to service interest expense and amortize principal on the term loan’s debt. As of December 31, 2006, $15.9 million was outstanding under this agreement.

•	SunTrust provides the $29.0 million synthetic lease facility related to our Atlanta corporate headquarters building. As of December 31, 2006, the amount of this facility was $29.0 million.

•

SunTrust provides investment management services for Equifax’s U.S. Retirement Income Plan (“USRIP”) through its subsidiary, the Lighthouse Group, Inc. We had a similar arrangement with another of SunTrust’s subsidiaries, Trusco Capital Management, Inc., during 2005 and early 2006. As of December 31, 2006 a total of $26.8 million of USRIP assets was managed by one or both of these subsidiaries of SunTrust.

In making the determination that this relationship is not material and does not prevent Mr. Humann from being an independent director, the Board took into account the fact that the fees paid to SunTrust are comparable to those paid to other banks for similar services, and that the amount of fees paid to SunTrust is insignificant to both Equifax and SunTrust.

Fidelity National Information Services, Inc.    Lee A. Kennedy is President and Chief Executive Officer of Fidelity National Information Services, Inc. (“FNIS”). Mr. Kennedy served as Chairman and Chief Executive Officer of Certegy Inc. from February 2002 until February 1, 2006, when Certegy merged with FNIS. Certegy was spun off to Equifax’s shareholders in 2001. Equifax sells telecommunication credit information reports and customer portfolio reviews to FNIS. In 2006, Equifax paid $10.5 million to FNIS for customer service and disclosure notification, printing and mailing services, which was less than 1% of FNIS’s gross revenue for the last fiscal year. In making the determination that this relationship is not material and does not prevent Mr. Kennedy from being an independent director, the Board took into account the fact that the fees paid to FNIS are comparable to those paid to other firms for similar services, and that the amount of fees paid to FNIS is insignificant to both Equifax and FNIS.

The Thomson Corporation.    Robert D. Daleo is Chief Financial Officer and a director of The Thomson Corporation, which provides certain financial market data to Equifax. In 2006, Equifax paid approximately $200,000 to Thomson for these services, which was less than 1% of Thomson’s gross revenue for the last fiscal year. In making the determination that this relationship is not material and does not prevent Mr. Daleo from being an independent director, the Board took into account the fact that the fees paid to Thomson are comparable to those paid to other firms for similar services, and that the amount of fees paid to Thomson is insignificant to both Equifax and Thomson.

FMR Corp.    During 2006, Equifax engaged in transactions in the ordinary course of business with FMR Corp. and certain of its affiliated entities. FMR Corp. beneficially owned more than 5% of the outstanding shares of Equifax common stock as of February 14, 2007. See “Security Ownership of Certain Beneficial Owners”. Such transactions were on substantially the same terms as those prevailing at the time with unaffiliated third parties and such transactions were effected prior to Equifax’s adoption of the related party transactions policy described above.

Relocation Arrangements for Richard F. Smith.    Equifax sponsors a relocation policy for the benefit of eligible employees who are newly hired or transfer locations at our request. The relocation benefits offered under the policy generally include, among other benefits, a home sale assistance benefit, which is designed to provide a relocating employee with assistance in selling his or her residence in a prior location. The home sale assistance benefit provides for Equifax’s purchase of an employee’s residence if, in accordance with the relocation policy and the specific benefit terms, the employee has made specified efforts to sell the property but has not secured an outside buyer to purchase it at its appraised value within a specified period.

Pursuant to the terms of Equifax’s relocation policy and Richard F. Smith’s hire as our Chief Executive Officer in September 2005, Mr. Smith was entitled to assistance with his relocation. In accordance with the terms of the home sale assistance benefit, Mr. Smith made the required efforts to sell his former residence, but could not secure an outside buyer within the period specified in Equifax’s relocation policy. After this period, Equifax’s relocation services agent, Prudential Relocation, Inc., purchased Mr. Smith’s house for $2,425,000 on July 12, 2006. The purchase price was determined based on a third party offer to purchase the residence at the same price. Prudential sold Mr. Smith’s former residence on August 1, 2006 to a third party for $2,425,000 and retained all proceeds from the transaction. Equifax paid closing costs totaling $199,664 and a service fee of $4,075 to Prudential in connection with these transactions and would have been obligated to reimburse Prudential for any shortfall between the purchase price paid by Prudential and the sale price Prudential received for Mr. Smith’s residence.

Communications with Directors

The Board welcomes shareholder input and suggestions. Shareholders and other interested parties may communicate with one or more members of the Board, or the non-management directors as a group, in writing by regular mail. The following address may be used by those who wish to send such communications by regular mail: [Board of Directors] or [Name of individual Director], Equifax Inc., c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302. The Board has instructed the Corporate Secretary to review all communications so received and not to forward to the Board correspondence that is inappropriate, such as solicitations for goods or services and similar inappropriate communications unrelated to Equifax or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee of the Board.

Nominations for Directors

The Governance Committee of our Board is responsible for selecting potential director candidates and recommending qualified candidates to the full Board for nomination. In determining whether to nominate an incumbent director for reelection, the Committee evaluates each incumbent’s continued service in light of its assessment of the Board’s collective requirements at the time such director’s class comes up for reelection. Committee considerations include the results of any evaluations of such director’s performance.

When the need for a new director arises (whether because of a newly-created Board seat or vacancy), the Committee may proceed by whatever means it deems appropriate to identify a qualified candidate or candidates, including by engaging third party search firms. The Committee reviews the qualifications of each candidate. The Committee makes its recommendation to the Board based on its review, interviews and all other available information. The Board makes the final decision on whether to invite the candidate to join the Board. Invitations are extended through the Chairman of the Committee and the Chairman and Chief Executive Officer.

The Committee develops and recommends to the Board criteria for the selection of qualified directors. At a minimum, director candidates should have demonstrated accomplishment in his or her chosen field, character and personal integrity, and the ability to devote sufficient time to carry out the duties of an Equifax director. In addition, the Committee and the Board consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of the Board and assessment of the Board’s collective requirements. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of that background, reputation, knowledge and experience to Equifax and its Board (including the candidate’s understanding of markets, technologies and international operations); whether the candidate will complement or contribute to the mix of talents, skills and other characteristics that are needed to maintain the Board’s effectiveness; the candidate’s ability to fulfill responsibilities as a director and a member of one or more of Equifax’s standing Board committees; Board diversity; the candidate’s other board commitments; and whether the candidate is independent under the standards described above under “Director Independence”.

Nominations of individuals for election to the Board at any annual meeting or any special meeting of shareholders at which directors are to be elected may be made by any Equifax shareholder entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 1.12 of our Bylaws. Section 1.12 generally requires that shareholders submit nominations by written notice to the Corporate Secretary setting forth certain prescribed information about the nominee and the nominating shareholder. Section 1.12 also requires that the nomination notice be submitted a prescribed time in advance of the meeting. The deadline for submission of a nomination notice in connection with Equifax’s 2008 annual meeting of shareholders is December 21, 2007.

The Committee may consider and make recommendations to the Board concerning nominees for director submitted by the shareholders. In order for the Committee to consider such nominees, the nominating shareholder should (1) submit a nomination notice in accordance with the procedures set forth in Section 1.12 of the Bylaws; (2) request that the Committee consider the shareholder’s nominee for inclusion with the Board’s slate of nominees for the applicable meeting; and (3) along with the shareholder’s nominee, undertake to provide all other information the Committee or the Board may request in connection with their evaluation of the nominee.

Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Committee and the Board. In evaluating shareholder nominees, the Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size of the nominating shareholder’s holdings in Equifax and the length of time such shareholder has owned such holdings; whether the nominee is independent of the nominating shareholder and able to represent the interests of Equifax and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder. No candidates for director nominations were submitted to the Governance Committee by any shareholder in connection with our 2007 annual meeting.

Code of Ethics

Equifax has adopted codes of ethics and business conduct applicable to its directors, officers and employees, available at www.equifax.com/corp/aboutefx/ethics/main.shtml, or in print upon request to the Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302. Any amendment or waiver of a provision of these codes of ethics that applies to any Equifax director or executive officer will also be disclosed there.

Meetings and Committees of the Board

The Board appoints committees to help carry out its duties and work on key issues in greater detail than is generally possible at full Board meetings. Each committee regularly reviews the results of its meetings with the full Board. The Board has five committees composed entirely of independent directors as defined in the NYSE listing standards. Each of the committees operates pursuant to a written charter. Committee charters can be viewed at www.equifax.com/corp/aboutefx/ethics/committee.shtml. During 2006, the Board of Directors met four times and each director attended at least 75% of the total Board meetings and meetings of the committees on which they serve, with the exception of Ms. Ward, who attended 56% of such meetings. Additional information on the committees is set forth below.

Director	Executive	Audit	Compensation, Human Resources & Management Succession	Finance	Governance
Number of meetings in 2006	0	8	4	5	4
Betty				X
Clendenin				X	X
Copeland	X	Chairman
Daleo		X		X
Dahlberg		X
Humann	X		X		Chairman
Kennedy	X			Chairman	X
Marshall					X
Prince	Chairman		Chairman	X
Ward			X

Executive Committee.    Subject to Board discretion and applicable law, this committee exercises the powers of the Board in managing Equifax’s business and property during the intervals between Board meetings.

Audit Committee. This committee is responsible for review of the integrity of Equifax’s financial statements and other financial information; systems for complying with legal and regulatory requirements; the independent auditor’s qualifications, independence and performance; performance of Equifax’s internal audit function; and the integrity of Equifax’s internal controls and financial reporting processes. At each regular meeting, the committee meets in executive session. A copy of the committee’s charter is attached to this proxy statement as Appendix B. The Board has determined that Messrs. Copeland and Daleo are each “audit committee financial experts” as defined in Item 401(h) of SEC Regulation S-K.

Compensation, Human Resources & Management Succession Committee.    This committee, referred to as the Compensation Committee elsewhere in this Proxy Statement, assists the Board in fulfilling its oversight responsibility with respect to determining and evaluating the compensation of the Chief Executive Officer and the other executive officers; approving and monitoring Equifax’s executive compensation plans, policies and programs; reviewing and discussing with Company management the Compensation Discussion and Analysis (CD&A) report to be included in the Company’s annual proxy statement; determining whether to recommend to the Board that the CD&A be included in the proxy statement; and advising management and the Board on succession planning and other significant human resources matters.

The committee has authority under its charter to retain outside consultants or advisors to assist the committee. The committee has engaged Hewitt Associates LLC as its outside compensation consultant to advise the committee on various matters related to the Chief Executive Officer and other executive compensation programs and to provide its independent views on executive compensation proposals. The committee also utilizes executive salary benchmarking surveys of companies in Equifax’s industry and broader surveys conducted by other consulting firms. The Chief Executive Officer, with input from the Chief Administrative Officer and Hewitt Associates, recommends to the committee base salary, target bonus levels, actual bonus payouts, long-term incentive grants and other perquisites and benefit plans for the senior management team. The committee considers, discusses, modifies as appropriate, and takes action on such proposals.

The agenda for meetings of the committee is determined by its chair with the assistance of the Company’s Chief Administrative Officer, the head of the Company’s Global Total Rewards department and the Corporate Secretary. Committee meetings are regularly attended by the Chairman and Chief Executive Officer and the Chief Administrative Officer except for those portions of the meeting at which their compensation is determined. Hewitt Associates representatives attended all four committee meetings held in 2006 and assisted the committee with market data and an assessment of executive compensation levels, annual and long-term incentive plan design, Chief Executive Officer and other executive officer compensation, tally sheets for the named executive officers and information with respect to compliance with the SEC’s new executive compensation disclosure rules. The committee reviews at least annually the total fees paid to outside consultants by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee. At each meeting, the committee meets in executive session. The committee chair reports the committee’s recommendations to the Board, which discusses and reviews the Chief Executive Officer’s compensation in executive session.

The committee has delegated authority to the Chief Executive Officer to approve stock-based incentive awards to non-executive officers from time to time within the total number of equity benefit plan shares authorized by the Company’s shareholders. A forecasted total for equity to be granted during the calendar year is approved by the Committee, generally in early February of each year. The Committee receives updates on equity grant activity at each of its meetings. Stock options are granted at the closing market price of our common stock on the NYSE on the effective grant date following authorization. See “Compensation Discussion and Analysis—2006 Long-Term Incentives—Timing of Equity Compensation” below for further information.

The committee may also delegate authority for the day-to-day administration of executive compensation programs and for other matters to the Company’s internal administrative committee or plan administrators.

Finance Committee.    This committee has overall responsibility for reviewing Equifax’s financial goals and strategies, including strategic considerations in the allocation of corporate resources, approval of material acquisitions and dispositions and for oversight of Equifax’s financial policies, plans and programs.

Governance Committee.    This committee assists the Board with respect to Board organization, membership and function; Board committee structure and membership; and oversight of Board evaluation and compensation. The committee exercises a leadership role in shaping the Company’s corporate governance and recommends to the Board corporate governance principles. The committee is responsible for recommending to the Board nominees for director, as described above under “Corporate Governance—Nominations for Directors”.

Director Attendance at Annual Meetings

The Board believes that it is important for directors to make themselves available to our shareholders by attendance at each annual meeting of shareholders in the absence of a scheduling conflict or other valid reason. At last year’s annual meeting, all of the directors then in office were in attendance.

SECURITIES OWNERSHIP

Security Ownership of Directors and Executive Officers

The following table shows the amount of Equifax common stock beneficially owned (unless otherwise indicated) by our directors, named executive officers (as defined in “Executive Compensation” below) and all directors, nominees for director and executive officers of the Company as a group as of March 6, 2007.

Name	Exercisable Stock Options(1)	Number of Shares Owned(2)	Number of Deferred Share Equivalent Units	Percentage of Common Stock Outstanding
J. Dann Adams	43,054	39,964	7,884	*
Lee Adrean	7,500	30,077	0	*
John L. Clendenin	17,378	29,407	10,924	*
James E. Copeland, Jr.	7,000	25,086	10,018	*
A. William Dahlberg	17,378	27,473	21,753	*
Robert D. Daleo	0	4,000	670	*
Mark L. Feidler	0	4,000	0	*
L. Phillip Humann	17,378	25,553	32,214	*
Lee A. Kennedy	0	10,516	3,000	*
Kent E. Mast	153,250	79,212	13,500	*
Siri S. Marshall	0	4,000	0	*
Larry L. Prince	17,378	24,325	29,090	*
Richard F. Smith	37,500	275,107	0	*
Paul J. Springman	129,082	60,724	19,673	*
Jacquelyn M. Ward	17,378	16,728	19,623	*
All directors, nominees and executive officers as a group (21 persons)(4)	657,995	1,844,927	173,191	2.1%

*	Less than one percent.
(1)	This column lists the number of shares of Equifax common stock that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 6, 2007 through the exercise of director or employee stock options, as applicable.
(2)	This column includes shares held of record and shares owned through a bank, broker, trust or other nominee. It also includes, for executive officers, all shares owned through Equifax’s 401(k) savings plan, restricted stock units, and shares held through family trust arrangements.
(3)	Reported in this column are share equivalent units credited to a director’s or executive officer’s account under various deferral plans maintained by Equifax, including deferred fees, deferred compensation and stock acquisition plans. The units track the performance of Equifax common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in cash on final distribution and do not include the reinvestment of dividends.
(4)	Includes 1,030,538 shares (approximately 0.8% of the outstanding shares) over which the Company’s Treasurer shares voting and investment power as Investment Officer for Equifax’s defined benefit retirement plans, including the Equifax Inc. U.S. Retirement Income Plan and the Equifax Inc. Pension Plan. No directors, nominees or current executive officers have pledged shares of Equifax common stock pursuant to any loan or arrangement where there is an expectation that the loan or arrangement may be repaid by foreclosure or other recourse to the shares of Equifax common stock.

Security Ownership of Certain Beneficial Owners

The following table shows the number of shares of common stock owned by each person who, we believe, beneficially owned more than five percent of Equifax’s outstanding common stock as of March 6, 2007. There are no arrangements known to Equifax that may result in a change in control of Equifax upon the occurrence of some future event.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Class
Wellington Management Company, LLP(1) 75 State Street Boston, Massachusetts 02109	11,269,270	9.01%

Barclays Global Investors, NA(2) 45 Fremont Street San Francisco, California 94105	9,488,565	7.58%

FMR Corp.(3) 82 Devonshire Street Boston, Massachusetts 02109	8,679,627	6.94%

(1)	Information is based on a Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) with the SEC on February 14, 2007, setting forth information as of December 31, 2006. Wellington has shared dispositive power over 11,269,270 shares and shared voting authority over 8,258,700 shares.
(2)	Information is based on a Schedule 13G filed by Barclays Global Investors, NA (“Barclays”) with the SEC on January 23, 2007, setting forth information as of December 31, 2006. Barclays has sole dispositive power over 9,488,565 shares and sole voting authority over 8,215,356 shares. Shares listed as beneficially owned by Barclays are owned by the following entities: Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited.
(3)	Information is based on a Schedule 13G filed by FMR Corp. (“FMR”) with the SEC on February 14, 2007, setting forth information as of December 31, 2006 reporting that it has sole voting authority with respect to 397,396 shares and sole investment discretion with respect to 8,679,627 shares. An affiliate of FMR Corp., Fidelity Investments Institutional Services Company, Inc. (“Fidelity”), acts as the third party administrator for the Company’s 401(k) plan. In exchange for such administrative services, Fidelity received fees totaling approximately $161,782 in 2006. In addition, Fidelity Management Trust Company, an affiliate of FMR Corp., is the investment manager for certain mutual funds in the 401(k) plan of the Company. Fidelity Management Trust Company is compensated for its investment management services by the mutual funds through customary investment management fees. The administrative and investment management fee rates for 2007 are expected to be the same or similar to the rates in 2006.

PROPOSAL NO. 1—ELECTION OF FOUR CLASS III DIRECTORS

TO SERVE THREE-YEAR TERMS

The Board of Directors currently consists of eleven members, divided into three classes. Director terms are staggered so that the term of one class expires following each annual meeting of shareholders. Robert D. Daleo and Siri S. Marshall were elected by the Board in August 2006 to fill Class III and Class II vacancies, respectively. Effective March 1, 2007, the Board elected Mark L. Feidler to fill a Class I vacancy created by the death of Garry Betty in January 2007.

At the 2007 annual meeting, four directors are to be elected as Class III directors to hold office until the 2010 annual meeting and until their successors have been duly elected and qualified. Biographical Information regarding each nominee is provided below. The nominees are all now Equifax directors. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Our Board of Directors recommends a vote FOR each of the four Class III director nominees named below.

NOMINEES FOR ELECTION TO A TERM EXPIRING IN 2010 (CLASS III)

John L. Clendenin

Director since 1982 and Lead Director from 2002 until May 2004. Retired Chairman of the Board of BellSouth Corporation, a communications services company. He served as Chairman, President and Chief Executive Officer of BellSouth Corporation from October 1983 until his retirement in December 1996. Mr. Clendenin continued to serve as Chairman until December 1997. He is also a director of The Kroger Company, The Home Depot, Inc., Acuity Brands, Inc. and Powerwave Technologies, Inc. Age: 72

A. William Dahlberg

Director since 1992. Retired Chairman of the Board of Mirant Corporation, an international energy producer from August 2000 to January 2006. Previously, from 1995 until 2001, Mr. Dahlberg served as Chairman and Chief Executive Officer of The Southern Company and, prior to that time, was President and Chief Executive Officer of Georgia Power Company. Age: 66

Robert D. Daleo

Director since August 2006. Executive Vice President and Chief Financial Officer of The Thomson Corporation since 1998, and a member of its board of directors since 2001. Thomson is a provider of integrated information solutions to business and professional customers. From 1994 to 1998, he served in senior operations, planning, finance and business development positions with Thomson. He is a member of Fordham University’s President’s Council and the Advisory Board of Rutgers University’s Prudential Center for Business Ethics. Age: 57

L. Phillip Humann

Director since 1992. Executive Chairman of the Board of SunTrust Banks, Inc., a multi-bank holding company, since 2004. Mr. Humann served as Chairman and Chief Executive Officer of SunTrust Banks from 2004 through 2006; Chairman, President and Chief Executive Officer from 1998 to 2004; and President from 1991 to 1998. He is also a director of Coca-Cola Enterprises Inc., Haverty Furniture Companies, Inc. and the Federal Reserve Bank of Atlanta. Age: 61

CONTINUING DIRECTORS

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2008 (CLASS II):

James E. Copeland, Jr.

Director since 2003. Retired Chief Executive Officer of Deloitte & Touche LLP and Deloitte Touche Tohmatsu, public accounting firms. Mr. Copeland served in such capacity from 1999 until his retirement in 2003. He is also a director of Coca-Cola Enterprises Inc., ConocoPhillips and Time Warner Cable, Inc. Age: 62

Lee A. Kennedy

Director since 2004. President and Chief Executive Officer of Fidelity National Information Services, Inc. since February 1, 2006. Mr. Kennedy served as Chairman and Chief Executive Officer of Certegy Inc. from February 2002 until February 1, 2006, when Certegy merged with Fidelity National Information Services, Inc. Mr. Kennedy was President and Chief Executive Officer of Certegy from July 2001 to February 2002. Prior to the spin-off of Certegy from Equifax, he served as President and Chief Operating Officer and a director of Equifax from June 1999 until June 2001. Age: 56

Siri S. Marshall

Director since August 2006. Senior Vice President, General Counsel and Secretary and Chief Governance and Compliance Officer of General Mills, Inc., a diversified foods maker and distributor. She also managed General Mills’ corporate affairs group from 1999 to 2005. Ms. Marshall also is a director of Ameriprise Financial, Inc., a director of the International Institute for Conflict Prevention and Resolution, the Yale Law School Center for the Study of Corporate Law, and a trustee of the Minneapolis Institute of Arts and the General Mills Foundation. Age: 58

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2009 (CLASS I):

Mark L. Feidler

Director since March 2007. Founding Partner in MSouth Equity Partners, a private equity firm based in Atlanta. Formerly, President and Chief Operating Officer and a Director of BellSouth Corporation from July 2005 until January 2007. He was appointed Chief Operating Officer on January 1, 2005, and served as Chief Staff Officer during 2004. From 2001 through 2003, Mr. Feidler was Chief Operating Officer of Cingular Wireless and served on the Board of Directors of Cingular from 2005 until January 2007. Mr. Feidler also serves of the Board of Directors of the New York Life Insurance Company. Age: 50

Larry L. Prince

Director since 1988 and Lead Director since May 2006. Chairman of the Executive Committee of Genuine Parts Company, an automotive parts wholesaler. Chairman of the Board from August 2004 until February 2005, and Chairman of the Board and Chief Executive Officer from 1990 until August 2004. Mr. Prince is a director of SunTrust Banks, Inc., Crawford & Co. and John H. Harland Company. Age: 68

Richard F. Smith

Director since September 2005. Chairman and Chief Executive Officer of Equifax since December 2005 and Chief Executive Officer from September 2005. Prior to that, Mr. Smith was Chief Operating Officer, GE Insurance Solutions, from 2004 to August 2005; President and Chief Executive Officer of GE Property and Casualty Reinsurance from 2003 to 2004; President and Chief Executive Officer of GE Property and Casualty Reinsurance—Americas of GE Global Insurance Holdings Corp from 2001 to 2003; and President and Chief Executive Officer, GE Capital Fleet Services from 1995 to 2000. Age: 47

Jacquelyn M. Ward

Director since 1999. Retired Chairman and Chief Executive Officer of Computer Generation, Inc., a telecommunications company that she co-founded, from 1968 until it was acquired by Intec Telecom Systems in December 2000. Ms. Ward is also a former Chairperson of the Board of Regents of the University System of Georgia and is a director of Bank of America Corporation, Flowers Foods, Inc., Sanmina-SCI Corporation, SYSCO Corporation and WellPoint, Inc. Age: 68

PROPOSAL NO. 2—RATIFY THE SELECTION OF

THE INDEPENDENT AUDITOR FOR 2007

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. Ernst & Young LLP has served as the Company’s independent auditor since 2002 and also provided other permissible, pre-approved services. See “Audit Committee Disclosure – Service Fees Paid to the Independent Auditor” below. Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as Equifax’s independent registered public accounting firm for 2007. If the appointment is not ratified, the Audit Committee will reconsider it. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Equifax and its shareholders.

AUDIT COMMITTEE DISCLOSURE

Report of the Audit Committee

The Audit Committee of the Board has furnished the following report for 2006. The committee is comprised of Messrs. Copeland, Dahlberg and Daleo (who joined the committee in August 2006), all independent as defined in SEC and NYSE independence standards for Audit Committee members. In addition, the Board has determined that Messrs. Copeland and Daleo are “audit committee financial experts” as defined in the SEC rules, and all members satisfy the “accounting or related financial management expertise” criteria established by the NYSE. The committee operates under a written charter adopted by the Board. A copy of the charter is attached as Appendix B to this proxy statement.

The committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls; the preparation of financial statements in accordance with U.S. generally accepted accounting principles, “GAAP”, and the report on the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2006, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management represented to the committee that Equifax’s consolidated financial statements were prepared in accordance with GAAP. The committee also reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting. The committee also reviewed and discussed with Ernst & Young LLP its attestation report on management’s assessment of internal control over financial reporting. The committee does not provide any expert or special assurance as to Equifax’s consolidated financial statements concerning compliance with laws, regulations or GAAP. In performing the oversight function, the committee relies, without independent verification, on the information provided to it and on representations made by management and the independent auditors.

The committee reviewed and discussed with Ernst & Young LLP, which is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with GAAP, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee has discussed with Ernst & Young LLP its independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee concluded that Ernst & Young LLP’s provision of non-audit services to Equifax and its affiliates, as described below under “Audit Committee Pre-approval Policy”, is compatible with Ernst & Young LLP’s independence.

The committee reviewed and discussed with the Company’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The committee met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Equifax’s internal controls, the overall quality of Equifax’s financial reporting, and other matters.

In addition, the committee reviewed key initiatives and programs directed at strengthening the effectiveness of Equifax’s internal and disclosure control structure. As part of this process, the committee continued to monitor the scope and adequacy of Equifax’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

In reliance on the reviews, discussions and representations referred to above, and subject to the limitations on our role and responsibilities referred to above, the committee recommended to the Board of Directors that the Board approve the inclusion of Equifax’s audited consolidated financial statements in Equifax’s Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The committee has also selected Ernst & Young LLP as Equifax’s independent registered public accounting firm for 2007 and is presenting the selection to the shareholders for ratification at the 2007 annual meeting.

The Audit Committee

James E. Copeland, Jr., Chair

A. William Dahlberg

Robert D. Daleo

Audit Committee Pre-approval Policy

The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors. A copy of the policy is attached to this proxy statement as Appendix C. The Chairman of the committee may pre-approve additional permissible proposed non-audit services in amounts not exceeding $75,000 that arise between committee meetings, provided that the committee is informed of the decision to pre-approve the services at its next scheduled meeting.

Service Fees Paid to the Independent Auditor

In connection with the audit of the 2006 consolidated financial statements, the Audit Committee approved an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP has performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures. The committee has determined that the rendering of approved non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence.

The following table summarizes the aggregate fees (including related expenses) for professional services provided by Ernst & Young LLP for 2006 and 2005. The Audit Committee pre-approved all 2006 and 2005 services.

Services	2006	2005
Audit Fees(1)	$3,475,409	$3,220,756
Audit-Related Fees(2)	—	187,964
Tax Fees(3)	405,927	328,311
All Other Fees(4)	—	—
Total Fees	$3,881,336	$3,737,031

(1)	Audit Fees were for professional services rendered for the audit of Equifax’s annual consolidated financial statements, issuance of consents, statutory audits and review of documents filed by Equifax with the SEC and accounting consultation on various accounting matters. Audit Fees for 2006 and 2005 include review of management’s report on the effectiveness of Equifax’s internal control over financial reporting.
(2)	Audit-Related Fees were for engagements traditionally performed by an auditor, such as financial statement audits of employee benefit plans, consultation concerning financial accounting and reporting, due diligence related to potential business acquisitions and dispositions, and internal control reviews.
(3)	Tax Fees included consultation on tax matters, and expatriate employee tax services.
(4)	There were no other professional services rendered in 2006 and 2005.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

As discussed above, the Compensation Committee has responsibility for establishing, implementing and monitoring our executive compensation programs. The Compensation Committee’s objective is to ensure that compensation paid under such programs is fair, reasonable and competitive, both as to material elements of the compensation and as to total compensation. The persons who served as the Company’s Chief Executive Officer and Chief Financial Officer during 2006, and the other individuals included in the 2006 Summary Compensation Table on page 29, are collectively referred to as the “named executive officers” in this proxy statement.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to achieve the following objectives:

•	Attract, motivate and retain superior executives in key positions vital to our success, profitability and growth;

•	Align executives’ interests with those of the shareholders by rewarding performance above established goals, with the objective of improving shareholder value;

•	Reward the achievement of specific annual, long-term and strategic goals by the Company;

•	Evaluate executive performance and differentiate compensation based on actual performance of corporate and individual performance goals; and

•	Provide competitive compensation relative to the compensation paid to similarly situated executives at other companies with which we compete for executive talent.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for executives (which include the named executive officers). The Compensation Committee has engaged Hewitt Associates LLC as its outside compensation consultant to advise it on all matters related to compensation of the Chief Executive Officer and other executives. Hewitt Associates provides the Committee with relevant market data and alternatives to consider when making compensation decisions.

The Chief Executive Officer annually reviews the performance of the executive officers (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee) and makes recommendations for salary adjustments, targets for and payments under the Annual Incentive Plan (AIP) described below and grants of long-term incentive awards. The Compensation Committee considers these recommendations and exercises discretion in modifying any salary adjustments or awards to executives based on considerations deemed appropriate by the Committee, including, for example, input from the outside compensation consultant. For new executives or those who have received a promotion, the Compensation Committee considers the importance of the position, their past salary and benefits history and the contributions expected of them.

Design of Our Compensation Program

Based on the foregoing objectives, the Compensation Committee has structured the Company’s executive compensation programs to emphasize the importance of performance and accountability at both the individual and corporate levels. In addition to pay for performance, our 2006 compensation program was designed to:

•	Balance short-term and long-term goals;

•	Deliver a mix of fixed and at-risk compensation (approximately 79% of the Chief Executive Officer’s target total compensation and approximately 67% of the target total compensation for the other named executive officers is variable, i.e., at-risk annual and long-term incentive compensation) that is directly related to shareholder value and the Company’s overall performance;

•	Provide a total compensation program that is competitive with our compensation peer group and general industry companies of similar size; and

•	Use equity-based awards, stock ownership guidelines and annual incentives that are aligned with the creation of shareholder value and achievement of individual, business unit and corporate performance objectives.

Each element of compensation is reviewed individually and considered collectively with other elements of our compensation program to ensure that it is consistent with the goals and objectives of our overall compensation program. At the beginning of each year, we compare our salary and target incentive levels and practices to other comparable companies that engage in similar businesses and general industry companies of similar size. We believe that this group of companies provides an appropriate peer group because they consist of organizations in our business segments and/or are representative of the companies against whom we compete for executive talent. We annually review the companies in our peer group and add or remove companies as necessary to insure that our peer group comparisons are meaningful.

Specifically, we use the following market data to establish our salary, target short-term incentive and long-term incentive levels:

•	Data in proxy statement filings from companies in financial information and business services industries that we believe are comparable to us based on revenue or are otherwise relevant, including the following:

Acxiom Corp. Advo, Inc. Bisys, Inc. Choicepoint Inc. Convergys Corp Dow Jones & Co. Inc. Dun & Bradstreet Corp.	Fair Isaac Corporation First Data Corp. Fiserv Inc. Harte Hanks Inc. Intuit Inc. Knight Ridder Inc. McGraw-Hill Companies Inc.	Moody’s Corp. NCO Group Inc. Teletech Holding Inc. Total System Services Inc. Valassis Communications Inc.

•	Survey data from Hewitt Associates’ general industry database, with a focus on data that reflects Equifax’s revenue size. Hewitt used its general industry data to determine the market for short-term incentive targets, and used a mix of proxy peer group and general industry data to determine the market for long-term incentives.

•	General survey data from compensation consulting firm Towers Perrin, which is used in conjunction with the Hewitt Associates survey data in developing base salary market data.

•	Proxy peer group data is also considered when available for specific positions.

We target total compensation equal to the market median (50th percentile) for our peer group with each component at or near that median level. If our performance on corporate, business unit and individual goals exceeds targeted levels, our executives have the opportunity, through the Annual Incentive Plan and long-term equity incentive compensation programs, to receive total compensation above the median of market pay. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with our long-term strategic objectives, creates shareholder value and enhances executive recruitment and retention.

In designing the compensation program and in determining executive compensation, including the compensation of the named executive officers, we also considered the following factors:

•	Our business need for the executive’s skills;

•	The contributions that the executive has made or we believe will make to our success;

•	The challenges in attracting and retaining strong senior management;

•	Our operating and financial performance compared with targeted goals; and

•	Our size and complexity compared with companies in our compensation peer group.

The Compensation Committee uses “tally sheets” prepared by Hewitt Associates that provide a report on the compensation packages of our Chief Executive Officer and other named executive officers. The tally sheets provide a review of total annual compensation, wealth and retirement and separation benefits as a result of employment with our company.

Factors Considered in Decisions to Increase or Decrease Compensation Materially

Factors considered in decisions to change compensation materially include market data, individual and corporate performance, the Company’s business plan and internal equity.

•	Allocation between short-term and long-term compensation: The compensation we currently pay consists of base salary, annual bonus and long-term equity-based compensation. All compensation can be deferred. Long-term compensation consists of awards of restricted stock units and stock options pursuant to our shareholder-approved 2000 Stock Incentive Plan. The allocation between long-term equity and short-term cash compensation is based on competitive analysis.

•	Allocation between cash and non-cash compensation: It is our policy to deliver all currently paid compensation in the form of cash and all long-term compensation in the form of awards of restricted stock units and options to purchase our common stock. We consider competitive market analyses when determining the allocation between cash and non-cash compensation.

•

Return of incentive pay: Although we do not have a formal policy specifically with respect to the recovery of incentive awards from executives in the event of a restatement of our financial statements, since 2004, awards of stock options and restricted stock units generally have been subject to cancellation, rescission, suspension or recoupment by the Compensation Committee if the recipient engages in “actions deemed to be detrimental to Equifax,” as defined in the applicable award agreements, during the recipient’s employment with us or for a period of 12 months after termination of employment (24 months in the case of restricted stock units), subject to the terms of any employment agreement. This could include recoupment of such awards to named executive officers in the event of a restatement of the financial statements in appropriate circumstances. We are also subject to the provisions of Section 304 of the

Sarbanes-Oxley Act requiring the forfeiture of any bonuses or profits received by the Chief Executive Officer or Chief Financial Officer if there is any material non-compliance of the Company with any financial reporting requirement.

Analysis of 2006 Executive Compensation Components

For 2006, the principal components of compensation for named executive officers were base salary; performance-based annual incentive compensation; long-term equity incentive compensation; retirement and other benefits; and perquisites and other personal benefits, as described below.

Base Salary

We provide named executive officers and other employees with base salary to compensate them for services rendered during the year. Base salaries for named executive officers are reviewed annually as part of our performance review process and upon a promotion or other material change in job responsibility. During its annual review of base salaries for executives, the Compensation Committee considers the executive’s position and level of responsibility, prior experience, market data provided by our outside consultants, our overall annual budget for merit increases, individual performance and the relationship among base salaries paid within our company. Our objective is to fix base salaries at levels that we believe are consistent with our program design and enable us to attract, motivate and retain executives in a competitive environment. Although we do not target base salary to be a particular percent of total compensation, during 2006 approximately 18% of the Chief Executive Officer’s total compensation consisted of base salary, and for the other named executive officers, between 17% and 31% (median of 20%) of their total compensation consisted of base salary.

During 2006, we did not increase the base salary of any of the named executive officers other than Mr. Adams, who received an 8.3% increase following an annual review in February 2006. Mr. Adams is a business unit leader who was named an executive officer in May 2006. Mr. Adrean’s base salary was negotiated based on our analysis of competitive market information provided by our outside compensation consultant and review by the Compensation Committee. Mr. Smith’s 2006 salary was determined by the Compensation Committee in September 2005 as part of the negotiation of his employment agreement described below. Messrs. Mast, Springman, Heroman and Ms. Gaston received a base salary increase in November 2005 based on the factors discussed in the preceding paragraph. In 2006, the Compensation Committee changed the timing of its annual base salary review for all executive officers from November to February, with the result that there was no annual base salary review for such executives in 2006. Base salaries for our named executive officers are shown in the Summary Compensation Table on page 29.

The goal for base salaries is to achieve a level between the 50th and 65th percentiles of survey data. Actual base salaries for the named executive officers (other than the Chief Executive Officer) at year end 2006 were below or within that range. Mr. Smith became Chief Executive Officer in September 2005 and his base salary was determined by the Compensation Committee giving due consideration to his previous compensation at his former employer, General Electric Co., as well as competitive data from Hewitt Associates on chief executive officer compensation among Equifax’s peers.

2006 Annual Incentive Plan

Target Amounts.    Our annual cash incentives link the compensation of participants directly to the accomplishment of specific business goals, as well as individual performance. Annual cash incentive compensation is intended to focus and reward individuals based on performance measures identified as having a positive impact on our annual business results. Our 2006 Annual Incentive Plan, part of the shareholder-approved Key Management Incentive Plan, is designed to focus attention on financial results; reward achievement of aggressive performance goals; provide market-competitive incentive opportunities; and link compensation to individual performance as well as our ability to pay. See below under “Additional Discussion of Material Items of 2006 Summary Compensation and Plan-Based Awards tables—Key Management Incentive Plan (Annual Incentive Plan)” for further information on the Annual Incentive Plan.

We do not target short-term incentive opportunities to be a particular percentage of total compensation. When establishing our threshold performance incentive targets, the Compensation Committee reviews and discusses with management and the Board our business plan and its key underlying assumptions, expectations under then-existing and anticipated market conditions and the opportunity to generate shareholder value, and then establishes the performance thresholds and targets for the year. An incentive target for each participant is established equal to a percentage of base salary paid during the performance year (generally determined based on the 50th percentile of our size-adjusted peer group, general market data and position responsibilities). The incentive targets are generally set at the beginning of each annual performance period.

Target short-term incentive compensation is consistent with the market targets for the named executive officers.

2006 Plan Design.    We designed the 2006 annual incentive opportunities to focus participants on two key measures of success in achieving strong annual business results: earnings per share, or EPS (to reflect profitability), and revenue (to reflect growth). At the business unit level, business unit profit and revenue replace corporate EPS and corporate revenue, and profit margin is added to emphasize profitable growth. Individual performance measures were also used to hold executives accountable for achieving and exceeding their individual objectives. The named executive officers were entitled to receive between 0% and 200% of their target incentives, which ranged from 100% of their annual base salary in the case of the Chief Executive Officer to 60% of their annual base salaries for the other named executive officers.

For 2006, performance of the named executive officers was measured against financial objectives weighted as shown below. Mr. Adams’ objectives were focused on his performance as the head of the Company’s North American Information Services (NAIS) business unit.

Performance Measures	Weight for Named Executive Officers (other than Mr. Adams)	Weight for Business Unit Leaders (Mr. Adams)
Diluted EPS from continuing operations	65%	—
Operating revenue	15%	—
Business unit profit	—	45%
Business unit profit margin	—	30%
Business unit revenue	—	15%
Individual goals	20%	10%
Total	100%	100%

Establishment of 2006 Financial Objectives.    Following are the corporate goals and the threshold, target and maximum award opportunities for the named executive officers other than Mr. Adams:

Performance Level	Corporate Goal EPS	Corporate Goal Revenue	Percent of Target Earned
Maximum	$1.96	$1.552 billion	200%
Target	$1.90	$1.514 billion	100%
Threshold	$1.79	$1.406 billion	25%
Below threshold	—	—	0%

The business unit goals and the threshold, target and maximum award opportunities for Mr. Adams were as follows:

Performance Level	NAIS Revenue	NAIS Profit	NAIS Profit Margin	Percent of Target Earned
Maximum	$866.474 million	$372.072 million	42.9%	200%
Target	$848.441 million	$360.094 million	42.4%	100%
Threshold	$794.274 million	$324.084 million	40.8%	25%
Below threshold	—	—	—	0%

In making the annual determination of the threshold, target and maximum levels, the Committee may consider the specific circumstances we expect to face during the coming year. Revenue targets are set in alignment with the Company’s strategic goals and expectations regarding Company performance. Revenue and earnings per share or profit targets may also take into consideration items that the Committee believes are not representative of ongoing Company performance. Each of the metrics used is designed to create shareholder value and reward strong performance.

The 2006 corporate revenue goal represented a 7.7% increase over the adjusted 2005 revenue performance of $1.406 billion. Actual reported revenue was $1.443 billion in 2005, but was adjusted downward by the Compensation Committee for purposes of establishing the baseline for setting 2006 objectives for the positive impact of regulatory cost recovery fees assessed by Equifax relating to the Fair and Accurate Credit Transactions Act of 2003, referred to as the FACT Act. Actual performance against the 2006 revenue objectives was measured with this same adjustment to revenue, as well as adjustments for the impact of acquisitions and foreign currency fluctuations.

The Compensation Committee sets the target level for EPS consistent with the Company’s long-term earnings objectives. The threshold level generally reflects the previous year’s actual performance as adjusted by the Compensation Committee for extraordinary items; the target level is our annual budget assumption for earnings, usually reflecting upper single digit growth; and the maximum level reflects exceptional earnings performance which can only be attained at the top end of our earnings objective, typically in excess of 10%. For 2006, target and maximum objectives also took into account certain other income in 2005 that was not expected to recur in 2006, as well as the fact that 2006 results would be after expense for stock options under SFAS 123R, adopted effective January 1, 2006, with no such expense recognized in 2005.

Individual Objectives for 2006.    The Compensation Committee determined the performance of our Chief Executive Officer against his individual objectives, based in part on the Board’s annual performance evaluation. For the other named executive officers, 2006 performance against individual goals was assessed by our Chief Executive Officer and reviewed with the Compensation Committee.

Chairman and Chief Executive Officer.    In evaluating the individual performance in 2006 of Richard F. Smith, the Compensation Committee noted his accomplishments in four key areas: (1) building a roadmap for success, called the Growth Playbook, including developing and deploying a strategic growth playbook for the next four years, enhancing the Company’s credibility with investors, and an enterprise-wide organizational transformation to reduce the number of layers of management, reorganize the Company into four business units, and reposition former functional units into global Centers of Excellence to better support delivery of revenue goals; (2) changing the Company’s culture to emphasize listening to the voice of customers and employees and communicating a clear vision and values; (3) fostering innovation as a strategic growth driver by creating a sustainable process for new product innovation, supporting a Growth Council and through the acquisition of Austin-Tetra; and (4) delivering productivity through a strong emphasis on discipline in budgeting and expense management and other initiatives to improve efficiency and drive accountability and effectiveness in the Company’s operations, including global sourcing of products and services.

Corporate Vice President and Chief Financial Officer.    The accomplishments of Lee Adrean, who joined the Company in October 2006, included support for the development of the Growth Playbook, achieving cost savings and efficiencies in support of achieving 2006 earnings, development of the 2007 budget, and developing domestic and international tax strategies to reduce tax expense in 2006 and 2007.

Corporate Vice President and General Counsel.    The accomplishments of Kent E. Mast, whose responsibilities include legal services, global sourcing, all security and compliance, government and legislative relations, corporate governance and privacy functions, included the establishment of the Global Sourcing Office and achieving savings through key sourcing initiatives, successful defense of pending litigation matters, rebidding and transition of consumer litigation services, implementation of enhanced data security measures and increased productivity in legal matters.

Corporate Vice President and Chief Marketing Officer.    For Paul J. Springman, accomplishments included the launch of the new global product innovation process and Growth Council to explore new revenue concepts, new product introductions, launched or in-development new products which have $50 million revenue potential in 2007, creation of VantageScoreSM multi-bureau credit scoring product and custom models for customers; establishing global best practices for data services, acquisition and quality; implementation of the Growth Playbook with deployment of key initiatives for $300 million in revenue over a multi-year period; launch of revised Personal Solutions strategy; creation of the Strategic Marketing Group; and implementation of global strategic pricing process.

Group Executive—North American Information Services (2006).    For J. Dann Adams, accomplishments included growth in the Company’s core franchise, strong growth in commercial and financial services, successful competition in enabling technologies, introduction of VantageScoreSM, the launch of Equifax real estate settlement services, acceleration in Inside Sales growth, improved profitability in Canada and new database services projects.

Former Chief Financial Officer.    For Donald T. Heroman, who stepped down as Chief Financial Officer in October 2006 and will retire in June 2007, accomplishments included successful implementation of new financial control systems and the amendment of the Company’s $500 million senior unsecured revolving credit facility to reduce borrowing costs and add financial flexibility.

Former Chief Administrative Officer.    For Karen H. Gaston, who retired in June 2006, her 2006 AIP award was based solely on the corporate financial performance objectives described above, excluding individual performance objectives, pursuant to the terms of her retirement agreement.

Payouts for 2006.    Actual reported 2006 diluted EPS and revenue were $2.12 and $1.546 billion, respectively, but these operating results were adjusted downward by the Compensation Committee for purposes of the 2006 Annual Incentive Plan awards to $1.99 and $1.488 billion, respectively, to reflect the impact on revenue of acquisitions, foreign currency fluctuations and FACT Act regulatory cost recovery fees, and the impact on EPS of foreign currency fluctuations, organizational realignment charges, certain litigation settlements and foreign taxes. Following are the percentages of target awards earned for each performance measure for the named executive officers other than Mr. Adams:

Performance Measures	Percent of Target Award Earned
Diluted EPS from continuing operations	200%
Operating revenue	82%
Weighted average	178%

Following is the percentage of target awards earned for each performance measure for Mr. Adams:

Performance Measures	Percent of Target Award Earned
NAIS profit	67%
NAIS profit margin	77%
NAIS revenue	64%
Weighted average	70%

The Compensation Committee on February 2, 2007 approved the following 2006 Annual Incentive Plan awards for named executive officers: Mr. Smith, $2,371,200; Mr. Adrean, $98,060; Mr. Mast, $385,294; Mr. Springman, $377,369; Mr. Adams, $142,089; Mr. Heroman, $405,467; and Ms. Gaston, who retired June 1, 2006, $139,807. Mr. Adams also received a special incentive award of $57,911 which was not part of the 2006 Annual Incentive Plan, in recognition of his individual performance in 2006 and outperformance in Mortgage Services as compared to the U.S. mortgage market, which experienced a significant downturn.

2006 Long-Term Incentives

2006 Plan Design.    Long-term incentives under our shareholder-approved 2000 Stock Incentive Plan serve a fundamental role in balancing short-term objectives with long-term corporate goals. They promote sustained increases in shareholder value by encouraging executives to accomplish goals which benefit Equifax in the short-term and long-term.

Historically, we have granted long-term incentives in the form of stock options and time-vested restricted stock units to executives in an approximately 50/50 split of value. Grant sizes take into consideration market data, the size of past grants to executives, the grant’s impact on total compensation competitiveness, the performance of the executive during the last completed year, and the potential for further executive contributions in the future.

On February 9, 2006, the Compensation Committee granted 25,000 stock options to each of Messrs. Heroman, Mast and Springman and Ms. Gaston under the 2000 Stock Incentive Plan and 20,000 stock options to Mr. Adams. No restricted stock units were granted to these executive officers in 2006 because in December 2004, the Compensation Committee granted such officers restricted stock units as part of a program to provide stability to the senior management team as the Company transitioned to a new Chief Executive Officer. The units vest in one-third increments on the third, fourth and fifth anniversaries of the grant date or in the event the executive is terminated without cause or the executive resigns for good reason. The grant value of the awards was approximately twice each executive’s annual base salary and bonus and these grants were in lieu of 2004 to 2007 annual restricted stock unit grants. Thus, in 2006, only the stock option portion of the regular long-term incentive grant was made. Mr. Smith received restricted stock units pursuant to his employment agreement. Mr. Adrean received a grant of stock options and restricted stock units as part of his initial compensation when he joined the Company in 2006. See the “2006 Grants of Plan-Based Awards” below for further information.

The Compensation Committee makes stock option grants in order to link a portion of long-term compensation solely to the appreciation of Equifax’s stock price, thereby promoting long term shareholder value. Stock options are granted at the closing market price of our stock on the NYSE on the grant date; vest in 25% increments on the grant date and on each of the next three anniversaries of the grant date; and provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised. For 2007, the committee changed the vesting schedule for new option grants to one-third after one year from the date of grant and one-third on each of the next two grant date anniversaries. Options generally have ten-year terms. For additional information, see “Change in Control and Termination Provisions of Other Plans—2000 Stock Incentive Plan” below.

Amounts.    The number of stock options and restricted stock units granted to the named executive officers was determined by the Compensation Committee based on targeted levels of value for officers at this level and determined by competitive analysis with input from Hewitt Associates. The Chief Executive Officer makes recommendations for all positions (with the exception of his own) based on survey data at the 50th percentile, internal compensation equity, prior year awards, current stock price, individual performance during the prior year and potential for future contributions. In the case of Messrs. Smith and Adrean, 2006 grant amounts were those needed to attract them to our company as determined by the Compensation Committee using competitive market data compiled by Hewitt Associates and, in the case of Mr. Smith, also based on information regarding compensation and benefits which he would forfeit by leaving his previous employer, General Electric Co.

The total number of stock options granted to all employees in 2006 (total of 267 employees), including the named executive officers, was approximately 0.7% of our outstanding shares as of December 31, 2006.

Weights.    In recent years we have made long-term incentive grants approximately 50% in stock options and 50% in restricted stock units in order to provide a well-balanced long-term incentive program. Approximately 58% of the Chief Executive Officer’s target total compensation is delivered through long-term incentives, while a range of 44% to 51%—(a median of 47%)—of the target total compensation for the other named executive officers is delivered through long-term incentives.

Timing of Equity Compensation.    Stock option and restricted stock unit awards to current named executive officers, if any, are made annually under our 2000 Stock Incentive Plan at the first regularly scheduled Compensation Committee meeting of the year, generally in early February. For executive officers required to file reports under Section 16(a) of the Securities Exchange Act of 1934 (“Section 16 Officers”), options are priced at fair market value equal to the closing market price of our stock on that day unless the Compensation Committee meeting occurs outside an open stock trading window period, in which case the awards are made effective as of the market close on the first business day of the next open trading window period. With respect to Section 16 Officers who are newly promoted or newly hired, the policy established by the Compensation Committee is that equity awards will be made effective on the later of (i) the date they are hired or promoted; (ii) the date such awards are approved by the Compensation Committee; or (iii) the first business day of the month during an open window period following approval by the Compensation Committee if the approval date is not within a window period. In

2007, the Committee preliminarily reviewed equity awards on February 2, 2007 and finalized their approval of such awards on February 7, 2007, after review in executive session with the non-management directors at the regular meeting of the Board, and options were priced at the market close on the NYSE on February 7, 2007. Options grants to non-Section 16 employees are made by the Chief Executive Officer pursuant to delegated authority from the Compensation Committee, effective on the first business day of the month following his approval of such awards, which typically occurs in April each year or upon the hiring of new employees and special recognition of other employees. We do not have any program, plan or practice of setting the exercise price for stock options based on a date or price other than fair market value of our common stock. The timing of these grants is consistent each year and is not coordinated with the public release of nonpublic material information.

Stock Ownership Guidelines.    Our stock ownership guidelines are designed to increase executives’ equity stakes in our company and to align their interests with those of our shareholders. The guidelines provide that the chief executive officer should attain an investment position in our stock equal to six times his base salary or, in the alternative, ten times base salary in outright ownership plus vested, unexercised stock options. All other named executive officers should retain an investment position equal to three times base salary in outright ownership or, in the alternative, six times annual base salary in outright ownership plus vested, unexercised stock options.

Prohibition on Repricing Stock Options.    Our policy is to prohibit the repricing of stock options, and the 2000 Stock Incentive Plan requires shareholder approval for any option repricing.

Retirement Benefits

Eligible U.S. employees participate in our defined benefit pension plan and a contributory 401(k) retirement savings program that includes a discretionary Company match of the employee’s pre-tax and after-tax contributions. Certain executives, including the named executive officers, are also eligible to participate in a supplemental retirement plan. See the 2006 Pension Benefits table below for accumulated pension benefits of each named executive officer and a summary of these plans.

Perquisites and Other Personal Benefits

Our use of perquisite and other personal benefits is limited and largely based on historical practices and policies of our company. We believe such benefits are useful in conjunction with base salary to attract, motivate and retain executives in a competitive environment. During 2006, our named executive officers received reimbursement for financial planning and tax services in the amount of up to $15,000 per year ($50,000 per year for the Chief Executive Officer). We also provide a limited number of club memberships to be used primarily for business purposes; $1,000 annually for diagnostic health care services not otherwise covered by the Company’s medical plan ($5,000 for the Chief Executive Officer); $3 million additional life insurance for the named executive officers ($10 million for the Chief Executive Officer); and $5 million personal excess liability insurance for named executive officers ($10 million for the Chief Executive Officer). The Chief Executive Officer also received relocation benefits and reimbursement for the cost of installation of a security system at his personal residence. Please review the 2006 Summary Compensation Table and accompanying narrative disclosures for more information on perquisites and other personal benefits we provide to our named executive officers.

Severance Agreements, Employment Contracts and Change-in-Control Agreements

Under the broad-based Equifax Inc. Severance Plan, full-time U.S. salaried employees are eligible for a severance benefit in the event their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. For further information on this plan, see the description of the plan which follows the “Potential Payments Upon Termination or Change in Control” tables below.

As discussed more fully below, we have entered into an employment agreement with Mr. Smith, retirement agreements with Mr. Heroman and Ms. Gaston, and an employment offer letter with Mr. Adrean. Our decisions to enter into these agreements and the terms of these agreements were based on the facts and circumstances existing at the time. The Compensation Committee determined that the negotiated terms of these agreements were consistent with market practice and conditions. In each case, we determined that the terms and conditions of those agreements were in the best interests of our company and shareholders.

As discussed below under “Potential Payments Upon Termination or Change in Control”, we provide all of our named executive officers with benefits related to certain terminations of employment in connection with change in control, by the Company without cause and by the named executive with good reason. The agreements are designed to promote stability and provide continuity of senior management in the event of an actual or threatened change in control of our company. The agreements are double-triggered, meaning that compensation is payable only (1) after a change in control actually takes place and (2) if a covered executive’s job is effectively terminated because of the control change. Mr. Smith’s employment agreement also includes general severance protections. These agreements are used for competitive purposes to attract and retain executive officers.

Tax and Accounting Implications

Deductibility of Executive Compensation.    The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1 million that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain circumstances the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for the Company’s covered executive officers. In this regard, for 2006, for any named executive officer whose base salary exceeded $1 million, such amount in excess of $1 million (including the individual goal component of AIP) was not deductible for federal income tax purposes.

Nonqualified Deferred Compensation.    On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to non-qualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005. A more detailed discussion of the Company’s non-qualified deferred compensation arrangements is provided below under the heading “2006 Non-qualified Deferred Compensation”.

Accounting for Stock-Based Compensation.    Beginning on January 1, 2006, the Company began accounting for stock-based payments under its equity plans in accordance with the requirements of FASB Statement 123(R), “Share-Based Payments”.

2007 Compensation Decisions

The Compensation Committee has approved the following changes to its executive compensation programs effective for 2007:

•	In determining the achievement by named executive officers of pre-established performance objectives under the Annual Incentive Plan, the Compensation Committee generally will not make upward or downward adjustments for immaterial foreign currency fluctuations, immaterial acquisitions or divestitures, or other items subject to management’s influence or control such as restructuring charges, litigation or tax settlements, although it will retain discretion to do so in appropriate cases.

•

The vesting period for new stock option awards was changed from 25% on date of grant and 25% each on the next three anniversaries of the grant date, to 33 1/3% on each of the first three anniversaries of the grant date, to align with competitive practices and promote retention.

•	Beginning in 2006 for new hires and in 2007 for executive officers other than the Chief Executive Officer, the maximum reimbursement for financial and tax planning services was reduced to $12,500 in 2007 and $10,000 in subsequent years ($12,500 in the first year for newly hired executives).

The following table summarizes the Compensation Committee’s 2007 base salary and equity compensation decisions for named executive officers. The base salary amounts were effective March 3, 2007 and the equity awards were granted effective as of February 7, 2007. The named executive officers (other than Mr. Adrean) also received on March 3, 2007, an additional base salary adjustment to reflect the new salary rates from the date of the last salary increase in November 2005 through March 2007.

Name	Annual Base Salary	Nonqualified Stock Options	Restricted Stock Units
Richard F. Smith	$1,350,000	110,000	85,000
Lee Adrean	$435,000	30,000	14,000
Kent E. Mast	$392,000	26,000	0	(1)
Paul J. Springman	$370,000	26,000	0	(1)
J. Dann Adams	$345,000	22,000	0	(1)

(1)	Messrs. Mast, Springman and Adams received special retention awards of restricted stock units in December 2004 that replaced the next three annual restricted stock unit grants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and filed with the Securities and Exchange Commission.

The Compensation, Human Resources & Management Succession Committee

Larry L. Prince, Chair

L. Phillip Humann

Jacquelyn M. Ward

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is or has been one of our officers or employees. None of our executive officers serves, or served during 2006, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our Board or its Compensation Committee.

2006 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of our named executive officers for the year ended December 31, 2006. Amounts in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns were determined by the Compensation Committee at its February 2, 2007 meeting and, to the extent not deferred by the executive, were paid out shortly thereafter. Ms. Gaston retired as an executive officer in May 2006; the amounts listed in “All Other Compensation” include amounts paid in 2006 pursuant to her retirement agreement described below.

Name and Principal Position	Year	Salary(4) ($)	Bonus(5) ($)	Stock Awards(6) ($)	Option Awards(7) ($)	Non-Equity Incentive Plan Compensation(8) ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings(9) ($)	All Other Compensation ($)	Total ($)
Richard F. Smith Chairman and Chief Executive Officer	2006	$1,300,000	$520,000	$2,270,315	$458,248	$1,851,200	$155,700	$528,406	$7,083,869
Lee Adrean Corporate Vice President and Chief Financial Officer(1)	2006	$94,808	$17,066	$28,850	$84,065	$80,994	$0	$3,757	$309,540
Kent E. Mast Corporate Vice President and General Counsel	2006	$372,517	$67,053	$381,630	$318,824	$318,241	$305,506	$72,739	$1,836,510
Paul J. Springman Corporate Vice President and Chief Marketing Officer	2006	$344,850	$82,764	$267,637	$271,562	$294,605	$441,038	$95,910	$1,798,366
J. Dann Adams President—U.S. Consumer Information Solutions	2006	$325,145	$77,420	$270,850	$172,892	$122,580	$535,368	$35,544	$1,539,799
Donald T. Heroman(2) Former Corporate Vice President and Chief Financial Officer	2006	$416,162	$49,940	$955,348	$365,971	$355,527	$319,185	$48,709	$2,510,842
Karen H. Gaston(3) Former Corporate Vice President and Chief Administrative Officer	2006	$163,651	$0	$955,348	$365,029	$139,807	$492,600	$450,150	$2,566,585

(1)	Mr. Adrean became Corporate Vice President and Chief Financial Officer on October 4, 2006.
(2)	Mr. Heroman stepped down as Chief Financial Officer on October 4, 2006, and will retire from the Company on June 1, 2007.
(3)	Ms. Gaston retired on June 1, 2006.
(4)	Salary represents annual base salary. The annualized base salary for Mr. Adrean in 2006 was $425,000. Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary under the Executive Deferred Compensation Plan.
(5)	Reflects the individual performance portion of the Annual Incentive Plan bonus or other incentive; the remainder of the bonus is shown under the Non-Equity Incentive Plan Compensation column in this table. Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.
(6)	Represents the compensation costs of restricted stock units recognized for financial statement reporting purposes for the year in accordance with Statement of Financial Accounting Standards No. 123(R), “Shared-Based Payments”, (but excluding any impact of assumed forfeiture rates) and thus also includes amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in Note 2 of Equifax’s consolidated financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. Mr. Smith received 40,000 restricted stock units during 2006 pursuant to his employment contract. In addition, Mr. Smith had the ability to earn, at the target incentive level, up to 65,000 restricted stock units as part of an equity incentive plan by meeting the EPS goal noted above under “2006 Annual Incentive Plan”; on February 2, 2007, the Compensation Committee determined that these restricted stock units were earned by Mr. Smith at the maximum 65,000 level based on achievement of the 2006 EPS goal, and will vest on December 31, 2008 if Mr. Smith remains employed by the Company on such date. Mr. Adrean received 14,000 restricted stock units upon hire, vesting 100% on the third anniversary of the grant date. Further details regarding these grants can be found in the narrative disclosure following the Grants of Plan-Based Awards table below.
(7)	Reflects the dollar amount recognized for financial reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123(R) of stock option awards pursuant to the 2000 Stock Incentive Plan and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 2 of Equifax’s consolidated financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. All stock options were granted at the closing market price of Equifax stock on the NYSE on the date of grant and vest in 25% increments on the grant date and on each of the next three anniversaries of the grant date.
(8)	Represents amounts paid under the Annual Incentive Plan during 2007 in respect of services performed in 2006, minus the individual performance portion of the bonus, which is shown in the “Bonus” column in this table. Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.

(9)	Reflects the actuarial increase at December 31, 2006 in the present value of the named executive officer’s accumulated benefits under all pension plans (qualified and nonqualified) established by the Company at the earliest unreduced retirement age, determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Above-market or preferential earnings are not available under our two nonqualified deferred compensation plans, the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan.

The All Other Compensation column in the 2006 Summary Compensation Table consists of the following:

Name	Perquisites and Other Personal Benefits(1) ($)	Severance Payments ($)		Company Contributions to Defined Contribution 401(k) Savings Plan(2) ($)	Insurance Premiums(3) ($)	Tax Reimbursements(4) ($)	Total
Richard F. Smith	$330,296	$0		$6,600	$19,575	$171,935	$528,406
Lee Adrean	$250	$0		$2,844	$333	$330	$3,757
Kent E. Mast	$13,826	$0		$6,600	$27,054	$25,259	$72,739
Paul J. Springman	$7,475	$0		$6,600	$46,272	$35,563	$95,910
J. Dann Adams	$12,519	$0		$6,600	$6,250	$10,175	$35,544
Donald T. Heroman	$9,872	$0		$6,600	$16,330	$15,907	$48,709
Karen H. Gaston	$15,000	$373,239	(5)	$4,910	$27,103	$29,898	$450,150

(1)	Includes the following amounts for financial planning and tax services: Mr. Smith, $13,325; Mr. Adrean, $250; Mr. Mast, $13,826; Mr. Springman, $7,475; Mr. Adams, $12,519; Mr. Heroman, $9,872; and Ms. Gaston, $15,000. For Mr. Smith, also includes $80,000 club dues, $92,319 travel-related relocation expense, $97,339 other relocation expense and $47,313 security system expense.
(2)	Reflects Company matching contributions to 401(k) savings plan, discussed below.
(3)	Represents premiums paid for executive officer personal excess liability insurance and life insurance.
(4)	Represents reimbursement of federal and state income taxes on personal benefits as applicable, including financial planning and tax services, club memberships, executive life insurance, excess liability insurance, and for Mr. Smith, taxable relocation expense.
(5)	Reflects severance payments to Ms. Gaston pursuant to her retirement agreement, discussed below.

2006 GRANTS OF PLAN-BASED AWARDS

The table below sets forth information regarding grants of plan-based awards made to each of the named executive officers during 2006:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Stock Options ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard F. Smith	2/9/2006 1/6/2006	$520,000	$1,300,000	$2,600,000	16,250	65,000	65,000	40,000	75,000	$38.10	$4,600,434
Lee Adrean	11/1/2006	$22,754	$56,885	$113,770	0	0	0	14,000	30,000	$37.54	$738,894
Kent E. Mast	2/9/2006	$89,404	$223,510	$447,020	0	0	0	0	25,000	$36.70	$207,722
Paul J. Springman	2/9/2006	$82,764	$206,910	$413,820	0	0	0	0	25,000	$36.70	$207,722
J. Dann Adams	2/9/2006	$64,350	$198,000	$396,000	0	0	0	0	20,000	$36.70	$151,737
Donald T. Heroman	2/9/2006	$99,879	$249,697	$499,394	0	0	0	0	25,000	$36.70	$207,722
Karen H. Gaston	2/9/2006	$39,276	$98,191	$196,381	0	0	0	0	25,000	$36.70	$207,722

(1)	Reflects payment levels under the 2006 Annual Incentive Plan described above under “2006 Annual Incentive Plan”. Threshold is the lowest payment available at the lowest level of performance prescribed by the plan, and is 50% of the target amount; maximum is 200% of such target amount. These amounts are based on the individual’s current salary and position. The minimum payment is $0.
(2)

Reflects the number of shares of performance-based restricted stock received by each named executive officer during 2006 pursuant to awards granted under our 2000 Stock Incentive Plan. Mr. Smith’s employment agreement provides for a performance-based restricted stock unit grant, whereby he may earn up to a maximum of 65,000 restricted stock units based on the performance measurement of diluted EPS so long as he remains in continuous employment with us through

December 31, 2008. At threshold, which is the achievement of $1.79 EPS for fiscal year 2006, Mr. Smith would receive 16,250 restricted stock units. At target or above, which is the attainment of $1.90 EPS, Mr. Smith would receive 65,000 restricted stock units. Straight line interpolation is used if the actual performance is between the threshold and target levels, except that no restricted stock units would be earned if 2006 EPS is less than $1.79. On February 2, 2007, the Compensation Committee determined that these performance-based restricted stock units were earned by Mr. Smith at the maximum 65,000 level based on achievement of the 2006 EPS goal, and will vest on December 31, 2008 if Mr. Smith remains employed by the Company on such date.

(3)	Reflects the number of shares of time-based restricted stock units received by each of the named executive officers pursuant to awards under the 2000 Stock Incentive Plan during 2006. Mr. Smith received 40,000 restricted stock units, without dividend equivalent rights, pursuant to his employment agreement. Pursuant to his offer letter, Mr. Adrean received 14,000 restricted stock units during 2006. This award vests 100% on the third anniversary of the grant date.
(4)	Reflects options granted to each named executive officer during 2006 pursuant to our 2000 Stock Incentive Plan.
(5)	The grant date fair value of each stock award and option award is determined pursuant to SFAS 123(R).

Additional Discussion of Material Items in 2006 Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the 2006 Summary Compensation Table and 2006 Grants of Plan-Based Awards was paid or awarded, are described above under “Compensation Discussion and Analysis”. A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment Arrangements

Richard F. Smith.    The Company entered into an employment agreement with Mr. Smith as of August 22, 2005, under which he agreed to serve as our Chairman and Chief Executive Officer through September 19, 2008, unless earlier terminated in accordance with the terms of the agreement. Pursuant to the agreement, Mr. Smith was appointed to the Board and has since been reelected to that position. In the event of his termination, Mr. Smith will be deemed to have resigned from the Board.

Mr. Smith’s employment agreement will be automatically extended for additional one-year periods after the initial three-year term unless either party gives the other party notice of non-renewal at least twelve months prior to the end of the applicable term. Mr. Smith’s initial base salary is $1,300,000 per year, subject to annual performance-based review and upward adjustment. He is eligible for an annual target incentive bonus of 100% of his annual base salary, depending on the achievement of performance criteria established by the Compensation Committee.

Pursuant to his employment agreement, and in addition to various grants and payments made in 2005, on January 6, 2006, Mr. Smith was granted (i) ten year options to purchase 75,000 shares of our common stock at their closing fair market value on January 6, 2006, exercisable 25% on the grant date and 25% per year thereafter; (ii) 40,000 restricted stock units, vesting on January 6, 2009; and (iii) 65,000 restricted stock units that vest if the Company meets certain EPS targets by December 31, 2006 as established by the Compensation Committee and Mr. Smith remains employed by the Company through 2008. See Note 6 to the 2006 Summary Compensation Table for further details.

Under his employment agreement, Mr. Smith also participates in our benefit plans and programs offered to executives. Mr. Smith receives perquisites and other personal benefits that the chief executive officer is generally entitled to receive, including diagnostic health care, executive life insurance and excess liability insurance, financial planning and tax preparation services allowance, and club memberships. We reimbursed him for his relocation expenses. Mr. Smith became vested in the Supplemental Retirement Plan described below and was credited with five years of service under such plan.

Offer Letters

We do not have formal employment agreements with any of our other senior executive officers except for Mr. Heroman, which is described below. However, certain executive compensation and other arrangements are set forth in employment offer letters. The offer letter for Lee Adrean, a named executive officer, is described below.

Lee Adrean.    Effective October 2, 2006, we entered into a letter agreement with Mr. Adrean providing for his employment as our Corporate Vice President and Chief Financial Officer beginning on October 4, 2006. Under this agreement, Mr. Adrean’s employment is at-will and he is entitled to receive (i) a base salary of $425,000, subject to annual review; (ii) eligibility to participate in the Annual Incentive Plan, with the opportunity to earn a prorated target bonus of 60% of base salary and a maximum bonus of 120%, subject to the terms of the plan;(iii) effective November 1, 2006 (the first business day of the next open trading window period following approval of the grant by the Compensation Committee), 30,000 non-qualified stock options, vesting in four equal annual installments beginning on the grant date, and 14,000 restricted stock units, vesting in three years; (iv) participation in the supplemental executive retirement plan as a senior executive officer; (v) $3 million in executive life insurance; (vi) an annual allowance of $10,000 ($12,500 for Mr. Adrean’s first year of employment) for financial planning and tax advisory assistance, including a gross-up for income taxes on such assistance; (vii) a Tier 1 Change-in-Control Agreement; and (viii) other benefits according to our employee benefit plans.

Retirement Agreements

Donald T. Heroman.    We entered into an employment agreement with Mr. Heroman, our former Chief Financial Officer, commencing on November 25, 2002 and continuing for an indefinite period (subject to either party’s right to terminate the agreement). The agreement provided for (i) a minimum annual base salary of $370,000; (ii) eligibility to participate in the Annual Incentive Plan; (iii) a grant of 60,000 stock options vesting in 25% increments beginning on the grant date and on the anniversary of the grant, a grant of 10,000 shares of restricted stock that vested in full on the third anniversary of the grant, a grant of 12,000 restricted stock units that vested 50% on the first and second anniversaries of the grant; and (iv) other matters including the right to participate in all employee benefit plans and a non-competition agreement binding on Mr. Heroman for two years following the termination of his employment with us for any reason.

On October 5, 2006, Mr. Heroman entered into a retirement agreement pursuant to which he will retire effective June 1, 2007. Mr. Heroman will continue to receive, through June 1, 2007, (i) base salary at his current rate; (ii) service recognition under our pension and supplemental retirement plans; (iii) eligibility for medical benefits and other plans available to our active employees; and (iv) recognition of salary paid in 2006 for purposes of determining 2006 Annual Incentive Plan bonus based on actual business and individual performance.

On June 1, 2007, Mr. Heroman will retire from the Company. As a result, (i) benefits under our pension and supplemental retirement plan become fully vested; (ii) all of his restricted stock units that remain unvested under the applicable award agreements vest; (iii) he will receive continued vesting and revised exercise periods for his outstanding stock options as accorded to retirees under the applicable stock option award agreements; (iv) he will be eligible to participate in our medical plan for retirees under the same terms accorded similarly-situated retirees; and (v) he will be eligible for continuation of his $3 million executive life insurance benefits. In addition, pursuant to the terms of his retirement agreement, he will receive a cash payment equivalent to 20 weeks of salary at his current salary rate, less any applicable tax withholdings; and an allowance of $12,500 in 2007 (and up to $2,500 remaining unused allowance for 2006) for financial planning and tax advisory assistance, including a gross-up for income taxes on such assistance. In connection with the retirement agreement, Mr. Heroman also agreed to a non-competition agreement binding on him for one year following the termination of his employment with us, non-solicitation, non-disparagement and confidentiality restrictions, and a general release of any claims against the Company.

Karen H. Gaston.    On May 10, 2006, Equifax entered into a retirement agreement with Ms. Karen H. Gaston, our former Chief Administrative Officer, pursuant to which she retired from the Company on June 1, 2006. Among the terms of the agreement, Ms. Gaston received on her retirement date a lump sum payment of $373,239, equal to one year’s base salary, less applicable tax withholdings and deductions. On February 2, 2007, the Compensation Committee approved an Annual Incentive Plan bonus to Ms. Gaston in the amount of $139,807, which reflects her prorated 2006 performance through the retirement date, and excludes individual performance compensation. Ms. Gaston will also receive continuation of $3 million of life insurance coverage provided under our Executive Life and Supplemental Retirement Plan as applicable to retired officers and, through the end of 2007, continuation of up to $15,000 per year in financial planning and tax advisory assistance provided to our executive officers, including a gross-up for income taxes on such assistance. In addition to any other retirement benefits to which Ms. Gaston was entitled under our benefit plans, upon her retirement 14,000 of the 42,000 restricted stock units granted to her in December 2004 were treated as a termination of service by Ms. Gaston for “good reason” under the terms of the applicable award agreement and vested in full on her retirement date; the remaining 28,000 restricted stock units vested upon her retirement. In connection with the retirement agreement, Ms. Gaston also agreed to a non-competition agreement binding on her for one year following the termination of her employment with us, nonsolicitation, nondisparagement and confidentiality restrictions, and a general release of any claims against the Company.

Annual Incentive Plan (Key Management Incentive Plan)

Annual incentive awards are made to executive officers and other key management personnel of our company under our shareholder-approved Equifax Inc. Key Management Incentive Plan. The plan was adopted in 2000 and amended in 2006 with shareholder approval to include additional performance criteria and a $5 million maximum limit in any fiscal year of the Company for any award that may be paid to a participant. The plan provides participants with performance incentives that are designed to align the interests of the participants with those of our shareholders, to reward those who make substantial contributions to our success, and to assist in attracting and retaining the highest quality individuals in key executive positions.

The Compensation Committee is responsible for the administration of the AIP and has exclusive authority to (i) select the participants each year, (ii) establish award opportunities for each participant, (iii) establish the performance goals for each participant, and (iv) determine the extent to which the performance goals have been attained. The Committee may delegate its responsibilities under the plan to such individuals, including members of management, as the Compensation Committee may select, provided that no such delegation shall be made with respect to “covered persons” that will cause awards to such individuals to fail to qualify under Section 162(m) of the Internal Revenue Code.

The following is a summary of the material features of the performance criteria for awards under the plan. Performance-based bonuses are subject to the satisfaction of one or more performance goals during the applicable performance period. The performance goals for awards will be established by the Compensation Committee and will be designed to support our business strategy and align participants’ interests with shareholder interests. Performance goals will be based on one or more of the following business criteria:

•	earnings per share

•	economic value added

•	revenue

•	operating profit

•	net income

•	total return to shareholders

•	cash flow/net assets ratio

•	debt/capital ratio

•	return on total capital

•	return on equity

•	common stock price

•	operating margin

•	cash provided from operations

•	gross profit margin

•	capital expenditures

•	book value per share

•	price/earnings growth ratio

Achievement of the goals may be measured:

•	individually, alternatively, or in any combination;

•	with respect to the Company or a specific division, subsidiary, affiliate, department, region or function in which the participant is employed, or any combination of the foregoing;

•	on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods, or to other external measures; or

•	over a single year, a number of years, or an average over stated years.

At the end of each fiscal year, the Compensation Committee will certify the extent to which the performance objectives have been achieved for that year. In measuring performance, the Compensation Committee may adjust the Company’s financial results to exclude the effect of unusual charges or income items that distort year-to-year comparisons of results and other events, including acquisitions or dispositions of businesses or assets, recapitalizations, reorganizations or reductions-in-force. With respect to named executive officers, the Compensation Committee shall consider the provisions of Section 162(m) in making adjustments for awards intended to comply with Section 162(m). The Committee may also make adjustments to eliminate the effect of changes in tax or accounting rules and regulations.

The Compensation Committee may, in its discretion, (i) decrease the amount payable under an award to any participant, or (ii) increase the amount payable under an award to a participant who is not a “covered employee” (as defined in Section 162(m) of the Internal Revenue Code), but may not do so under an award to a participant who is a “covered employee.”

The maximum performance bonus that may be granted under the plan to any participant in any fiscal year of the Company is $5 million. If the participant terminates employment with us prior to the end of the measurement period as the result of the participant’s death, disability or retirement, the Compensation Committee may waive the requirement of continued employment. In that case, the Compensation Committee has the discretion to award a portion of the award pro rata in proportion to the length of service during the measurement period.

If there is a “change in control” of us during any measurement period, the participant will be entitled to receive an amount in cash equal to (i) the target payment if the change in control occurs during the first measurement year, or (ii) 150% of the target payment under the award if the change in control occurs after the first year (but no less than the projected payout determined on the effective date of the change in control if the change in control occurs during the last three months of the measurement period). For purposes of this plan, a “change in control” has a meaning that is substantially identical to the definition contained in several of our compensation plans and programs, including the Change in Control Agreements described below.

Savings Plan

We sponsor a tax-qualified profit sharing and 401(k) plan, our Savings Plan, in which eligible salaried employees may participate. Pursuant to the Savings Plan, employees may elect to reduce their current compensation up to the lesser of 30% (offset by after-tax contributions) or the statutorily prescribed limit of $15,500 in 2007 (plus up to an additional $5,000 in the form of “catch up” contributions for participants age 50 or older), and have the amount of any reduction contributed to the Savings Plan for investment in various investment funds. The Savings Plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code, so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made. We may match a percentage of the first 6% of compensation (subject to the government limit on compensation, or $225,000 in 2007) an employee contributes on a pre-tax or after-tax basis to the Savings Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2006

The table below sets forth the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2006:

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

Richard F. Smith	18,750	56,250	(2)	0		$38.10	1/6/2016	124,942	(3)	$5,072,645	65,000	(4)	$2,639,000

Lee Adrean	7,500	22,500	(5)	0		$37.54	11/01/2016	14,000	(6)	$568,400	0		$0

Kent E. Mast	30,865			0		$24.18	8/7/2011	50,000	(7)	$2,030,000	0		$0
	55,788 17,847			0 0	$ $	25.50 21.11	2/5/2012 1/29/2013
	18,750	6,250	(8)	0		$25.68	1/29/2014
	17,500	17,500	(9)	0		$30.30	2/3/2015
	6,250	18,750	(10)	0		$36.70	2/9/2016

Paul J. Springman	5,848			0		$19.35	1/28/2008	35,000	(11)	$1,421,000	0		$0
	8,446 22,194 24,084 12,010 15,000			0 0 0 0 0	$ $ $ $ $	21.83 17.21 25.50 21.11 19.25	1/27/2009 1/29/2011 2/5/2012 1/29/2013 3/4/2013
	10,500	3,500	(8)	0		$25.68	1/29/2014
	10,000	10,000	(12)	0		$30.30	2/3/2015
	6,250	18,750	(13)	0		$36.70	2/9/2016

J. Dann Adams	471	0		0		$15.47	9/11/2010	36,000	(14)	$1,461,600	0		$0
	4,223 4,811 4,863	0 0 0		0 0 0	$ $ $	17.21 25.50 21.11	1/29/2011 2/5/2012 1/29/2013
	811	4,375	(8)	0		$25.68	1/29/2014
	9,000	9,000	(15)	0		$30.30	2/3/2015
	5,000	15,000	(16)	0		$36.70	2/9/2016

Donald T. Heroman	60,000	0		0		$24.64	11/25/2012	52,000	(17)	$2,111,200	0		$0
	30,000	0		0		$21.11	1/29/2013
	22,500	7,500	(8)	0		$25.68	1/29/2014
	17,500	17,500	(9)	0		$30.30	2/3/2015
	6,250	18,750	(13)	0		$36.70	2/9/2016

Karen H. Gaston	1,865 5,067 4,730 28,382 27,821	0 0 0 0 0		0 0 0 0 0	$ $ $ $ $	27.09 25.16 29.02 25.50 21.11	1/28/2008 1/28/2008 1/28/2008 6/1/2011 6/1/2011	0		$0	0		$0
	22,500	7,500	(8)	0		$25.68	6/1/2011
	17,500	17,500	(9)	0		$30.30	6/1/2011
	6,250	18,750	(13)	0		$36.70	6/1/2011

(1)	Based on the closing price of the Company’s common stock as of December 29, 2006 ($40.60), as reported on the New York Stock Exchange.
(2)	Options vest in equal installments of 18,750 on January 6, 2007, January 6, 2008 and January 6, 2009.
(3)	Restricted stock units vest September 19, 2008 (84,942) and January 6, 2009 (40,000).
(4)	Performance-based restricted stock units vest December 31, 2008.
(5)	Options vest in equal installments of 7,500 on November 1, 2007, November 1, 2008 and November 1, 2009.
(6)	Restricted stock units vest November 1, 2009.
(7)	Restricted stock units vest January 29, 2007 (8,000), December 20, 2007 (14,000), December 20, 2008 (14,000) and December 20, 2009 (14,000).
(8)	Options vest January 29, 2007.
(9)	Options vest in equal installments of 8,750 on January 29, 2008 and January 29, 2009.
(10)	Options vest in equal installments of 6,250 on February 3, 2007, February 3, 2008 and February 3, 2009.
(11)	Restricted stock units vest January 29, 2007 (5,000) and in equal installments of 10,000 on December 20, 2007, December 20, 2008 and December 20, 2009.
(12)	Options in equal installments of 5,000 on February 3, 2007 and February 3, 2008.
(13)	Options vest in equal installments of 6,250 on February 9, 2007, February 9, 2008 and February 9, 2009.
(14)	Restricted stock units vest January 29, 2007 (6,000) and in equal installments of 10,000 on December 20, 2007, December 20, 2008 and December 20, 2009.
(15)	Options vest in equal installments of 4,500 on February 3, 2007 and February 3, 2008.
(16)	Options vest in equal installments of 5,000 on February 9, 2007, February 9, 2008 and February 9, 2009.
(17)	Restricted stock units vest January 29, 2007 (10,000) and June 1, 2007 (42,000).

2006 OPTION EXERCISES AND STOCK VESTED

The table below sets forth information regarding stock option awards that were exercised, and restricted stock unit awards that vested, during 2006 for each of our named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Richard F. Smith	0	$0	0	$0
Lee Adrean	0	$0	0	$0
Kent E. Mast	4,737	$73,802	10,000	$383,200
Paul J. Springman	11,895	$236,618	5,000	$184,050	(3)
J. Dann Adams	28,064	$340,387	0	$0
Donald T. Heroman	0	$0	10,000	$383,200	(3)
Karen H. Gaston	106,712	$1,282,113	62,000	$2,258,320	(4)

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
(2)	Amounts reflect the market value of the stock on the day the stock vested. These shares represent restricted stock units.
(3)	Deferred receipt of 100% of such amounts less shares withheld to pay withholding taxes; such amounts are included in the 2006 Summary Compensation Table on page 29.
(4)	Deferred 50% of such amount; such amounts are included in the 2006 Summary Compensation Table.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information about the options, warrants, rights and other equity compensation under the Company’s equity plans as of December 31, 2006. The table does not include information about tax-qualified plans such as the Savings Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities reflected in Column (a) (c)
Equity compensation plans approved by security holders(2)	4,623,754	(3)	$25.82	2,232,680	(4)
Equity compensation plans not approved by security holders(5)	1,305,783	(6)	$21.86	0
Total	5,929,537		$24.95	2,232,680

(1)	All exercise prices equaled fair market value at the date of grant.
(2)	Includes options to purchase shares of Company common stock and other rights under the following shareholder-approved plans: the 2000 Stock Incentive Plan, the Employee Stock Incentive Plan and the Omnibus Stock Incentive Plan.
(3)	Excludes approximately 746,242 shares of restricted stock units and 65,000 performance-based restricted stock units (assuming maximum payouts) under the 2000 Stock Incentive Plan.
(4)	Represents shares available for future issuance under the 2000 Stock Incentive Plan other than upon the exercise of an outstanding option, warrant or right. The plan includes an evergreen formula pursuant to which on each January 1 (ending on January 1, 2007), the aggregate number of shares reserved for issuance will increase by a number of shares equal to 1% of the shares outstanding on that date.
(5)	Includes options and other rights under the following plans which were approved by the Board of Directors but not required to be approved by the shareholders: the 1995 Employee Stock Incentive Plan, the 2001 Non-Qualified Stock Incentive Plan and the Non-Employee Director Stock Option Plan. No further grants may be made under any of these plans.
(6)	Excludes 146,187 and 133,399 shares of phantom stock deferred under the Director and Executive Stock Deferral Plan and the Director Deferred Compensation Plan, respectively. Shares distributed at the end of deferral periods under the Director and Executive Stock Deferral Plan are issued from the 2000 Stock Incentive Plan. As of December 31, 2006, 255,000 shares were reserved for issuance under the Director Deferred Compensation Plan. The actual amount of shares to be issued prospectively under these plans equals the amount participants elect to defer from payouts under the Company’s equity incentive programs into phantom stock, divided by the market price of Equifax common stock.

2006 PENSION BENEFITS

The table below shows the present value at December 31, 2006 of accumulated benefits payable to each of our named executive officers payable at the earliest unreduced retirement age (age 60 or current age for executives over the age of 60), including the number of years of service credited to each such named executive officer, under the Equifax Inc. Pension Plan, or EIPP, and the Supplemental Retirement Plan for Executives of Equifax Inc., or SRP. These values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Age 60 is the earliest age at which a participant can begin receiving an unreduced early retirement benefit under the SRP. No pre-retirement mortality was assumed. Information regarding the EIPP and SRP can be found in “Compensation Discussion and Analysis—Analysis of 2006 Executive Compensation Components—Retirement Benefits” above.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Richard F. Smith	EIPP	1	$0	$0
	SRP(1)	6	$1,834,600	$0

Lee Adrean	EIPP	0	$0	$0
	SRP	0	$0	$0

Kent E. Mast	EIPP	6	$165,300	$0
	SRP	6	$959,000	$0

Paul J. Springman	EIPP	16	$426,600	$0
	SRP	16	$1,316,100	$0

J. Dann Adams	EIPP	8	$105,900	$0
	SRP	8	$421,500	$0

Donald T. Heroman	EIPP	4	$78,400	$0
	SRP	4	$610,700	$0

Karen H. Gaston	EIPP	29	$524,300	$0
	SRP	29	$1,980,000	$0

(1)	In order to compensate Mr. Smith for the retirement benefits he forfeited upon leaving his previous employer, in 2005 Equifax credited five years of service to his SRP Account.
(2)	Includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

Retirement Plan.    The Equifax Inc. Pension Plan, or EIPP, is our tax-qualified retirement plan available to all active salaried U.S. employees after they have attained age 21 and completed one year of service. The EIPP provides benefits equal to 1% of average earnings times years of service plus 0.35% of average total earnings in excess of covered compensation multiplied by years of service (but not exceeding 36 years).

•	Average earnings is based on the highest paid 36 consecutive months of employment. Earnings considered are base salary plus annual incentives, up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. As a tax-qualified retirement plan, earnings are capped under Internal Revenue Service requirements. The cap in 2006 was $220,000.

•	Covered compensation is the average of Social Security taxable wage bases during the 35 years ending with the calendar year in which the participant attains Social Security retirement age.

The normal retirement age under the EIPP is age 65. However, a participant can retire early once they reach age 55 if they have five years of service under the plan or if they reach age 50 and their age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit. Messrs. Mast and Springman are currently eligible for early retirement. Mr. Heroman elected early retirement which will be effective as of June 1, 2007. Ms. Gaston retired effective June 1, 2006.

The normal form of retirement benefit is a single life annuity providing monthly payments during the participant’s lifetime. Optional forms of benefit include a ten-year certain and life annuity and joint and survivor annuities. The ten-year certain and life benefit provides monthly payments for the participant’s lifetime with a minimum of 120 payments. If the participant dies prior to receiving all guaranteed payments, the remaining payments are made to the participant’s beneficiary. The joint and survivor annuities provide monthly payments during the participant’s lifetime with monthly payments to the surviving spouse after the participant’s death equal to 25%, 33%, 50%, 67%, 75%, or 100% (depending on the option selected) of the amount paid during the participant’s lifetime. The amount that the participant receives as an optional form of payment will be different from the normal form of payment, but in each instance that optional form of payment is the actuarial equivalent of the normal form (i.e., each form is of equal value based on actuarial assumptions used to convert the normal form of payment to the optional form).

The EIPP was designed to provide eligible long-term employees with a competitive retirement benefit as part of their overall compensation package. Consistent with this objective, the longer an employee remains with Equifax, the larger the benefit that is earned.

Supplemental Retirement Plan.    Effective January 1, 2004, Equifax implemented the Supplemental Retirement Plan for Executives of Equifax Inc. (“SRP”) for executives designated by the Compensation Committee. All active named executive officers are eligible for the SRP and participate as designated senior executive officers.

The SRP provides benefits that are supplemental to the EIPP benefits. The SRP provides an annual benefit equal to 2.5% of average total earnings multiplied by years of service as a senior executive officer, up to 10 years, plus 1.67% of average total earnings multiplied by years of service as a senior executive officer in excess of 10 years up to 20 years. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the EIPP, without the IRS limits on compensation. In general, only actual years of service with us are credited for purposes of determining the SRP benefit. Pursuant to his employment agreement, Mr. Smith was credited with an additional five years of service under the SRP to make up for lost benefits at his former employer.

The benefit under the SRP is reduced by the benefit payable under the EIPP and is paid without regard to the limitations under Internal Revenue Code Sections 401(a) and 415. However, the maximum aggregate benefit from both the SRP and the EIPP cannot exceed 50% of the executive’s average total earnings.

The normal retirement age under the SRP is age 65. However, a participant can retire early once they reach age 55 if they have five years of service under the plan, or if they reach age 50 and their age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit. The benefit for senior executive officer service is unreduced at age 60, with reductions from age 60 for those who retire prior to age 60. The “restoration benefit” is reduced from normal retirement age to the participant’s early retirement age in the same manner as the EIPP. Messrs. Mast and Springman are currently eligible for early retirement.

The normal form of benefit and optional forms of benefit are the same as those in the EIPP. The SRP was designed to provide senior executives with a competitive retirement benefit as part of their overall compensation package.

2006 NON-QUALIFIED DEFERRED COMPENSATION

The table below sets forth, for each of our named executive officers, information regarding his or her participation in our non-qualified deferred compensation plans in 2006. All of the balances relate to executives’ own deferred amounts invested in investment funds available to the general public. We do not make any additional contributions to such plans.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(1)(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Richard F. Smith	$0	$0	$0	$0	$0
Lee Adrean	$0	$0	$0	$0	$0
Kent E. Mast	$128,624	$0	$13,906	$0	$335,491
Paul J. Springman	$102,540	$0	$26,138	$0	$335,233
J. Dann Adams	$175,972	$0	$92,769	$0	$799,119
Donald T. Heroman	$169,856	$0	$23,685	$0	$582,766
Karen H. Gaston	$0	$0	$0	$0	$0

(1)	100% of the amounts in the “Executive Contributions in Last Fiscal Year” and “Aggregate Earnings in Last Fiscal Year” columns are also included in the “All Other Compensation” column of the 2006 Summary Compensation Table on page 29.
(2)	Amounts included in this column do not include above-market or preferential earnings (of which there were none) and accordingly such amount is not included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2006 Summary Compensation Table.
(3)	Other amounts reported in the “Aggregate Balance at Last Fiscal Year End” column include amounts deferred by the executive and disclosed in the Summary Compensation Table for years prior to 2006, as follows: Kent E. Mast, $0; Paul J. Springman, $0; J. Dann Adams, $0; and Donald T. Heroman, $0.

Director and Executive Stock Deferral Plan.    This plan permits the named executive officers to defer taxes on gains realized from the vesting of restricted stock units. Participants may defer 25%, 50%, 75%, or 100% of the portion of the grant that is vesting. Stock deferrals track the performance of our common stock, without credit for dividends. The participant receives instead the right to a number of shares of deferred stock equal to such gain. In general, amounts deferred under the plan are not paid until the participant retires. However, participants may also establish up to two sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director or executive officer, referred to as a scheduled withdrawal. Amounts deferred are paid in our common stock, either in a lump sum or in annual installments over a period of up to fifteen years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all administrative costs and expenses.

Executive Deferred Compensation Plan.    This plan is a tax deferred compensation program for a limited number of executives, including named executive officers, provides a tax favorable vehicle for deferring annual compensation, including base salary and annual bonus. Under the plan, an executive may defer up to 75% of his or her base salary and up to 100% of any incentive. Deferred balances are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among 16 available funds. Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to fifteen years for retirement or termination distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all administrative costs and expenses.

The following table contains information relating to the Company’s nonqualified deferred compensation plan earnings and the annual return of each of the plan’s funds. The value of each participant’s account under our nonqualified deferred compensation plans changes based upon the performance of the funds designated by the participant from a menu of various money market and investment funds.

Fund Name	Annual 2006 Returns
AllianceBernstein VPS Growth & Income	17.28%
AllianceBernstein VPS Small Cap Value	14.42%
American Funds Global Small Cap	24.05%
American Funds High-Income Bond	10.59%
Delaware VIP Small Cap Value	16.18%
Delaware VIP Trend	7.59%
Delaware VIP U.S. Growth	2.31%
DWS Equity 500 Index VIP	15.52%
DWS Small Cap VIP	17.49%
Fidelity VIP Growth	6.73%
FTVIPT Growth Securities	22.20%
Lincoln VIP Bond	4.71%
Lincoln VIP International	30.00%
Lincoln VIP Money Market	4.68%
MFS Total Return	11.89%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables summarize the value of potential payments and benefits that our named executive officers (other than Ms. Gaston) would receive if they had terminated employment on December 31, 2006 under the circumstances shown. The tables exclude (1) amounts accrued through December 31, 2006 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2006, and (2) vested account balances in our 401(K) Savings Plan that are generally available to all of our U.S. salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination.

Ms. Gaston, our former Chief Administrative Officer who retired effective June 1, 2006, was not serving as one of our executive officers at the end of 2006 and, in lieu of all benefits to which Ms. Gaston might otherwise have been entitled and in consideration of her satisfaction of certain post-termination obligations, Ms. Gaston received payments in accordance with the terms of her retirement agreement entered into with us. See “Additional Discussion of Material Items in 2006 Summary Compensation and Plan-Based Awards Tables—Retirement Agreements—Karen H. Gaston” above for more information. Mr. Heroman was an executive officer at December 31, 2006 and will retire as an employee of the Company on June 1, 2007. See “—Retirement Agreements—Donald T. Heroman” above for more information.

RICHARD F. SMITH

Payment or benefit	Voluntary termination by named executive officer	Termination by us for cause		Termination by us without cause or by named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Retirement	Disability		Death
Severance payments	$0	$100,000	(1)	$4,700,000	(2)	$8,896,890	(3)	$0	$0		$0
Pension/ supplemental retirement plan(4)	$1,834,600	$1,834,600		$1,834,600		$1,834,600		$0	$1,834,600		$1,151,900	(5)
Executive compensation deferral program(6)	$0	$0		$0		$0		$0	$0		$0
Life insurance benefits	$0	$0		$0		$886,606	(7)	$0	$0		$10,000,000	(9)
Disability benefits	$0	$0		$0		$1,476	(10)	$0	$1,080,699	(11)	$0
Healthcare benefits	$0	$0		$26,076	(12)	$51,850	(13)	$0	$115,900	(15)	$81,800	(16)
Perquisites and other personal benefits	$0	$0		$0		$50,000	(17)	$0	$0		$0
Tax gross-up	$0	$0		$0		$0		$0	$0		$0
Market value of stock options vesting on termination	$0	$0		$0		$140,625	(19)	$0	$0		$0
Market value of restricted stock vesting on termination	$0	$0		$0		$7,711,645	(21)	$0	$7,711,645	(21)	$7,711,645	(21)

LEE ADREAN

Payment or benefit	Voluntary termination by named executive officer	Termination by us for cause		Termination by us without cause or by named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Retirement	Disability		Death
Severance payments	$0	$32,692	(1)	$32,692	(1)	$2,376,223	(3)	$0	$0		$0
Pension/ supplemental retirement plan(4)	$0	$0		$0		$0		$0	$0		$0
Executive compensation deferral program(6)	$0	$0		$0		$0		$0	$0		$0
Life insurance benefits	$0	$0		$0		$294,020	(7)	$0	$0		$3,000,000	(9)
Disability benefits	$0	$0		$0		$1,472	(10)	$0	$773,932	(11)	$0
Healthcare benefits	$0	$0		$0		$51,850	(13)	$0	$120,200	(15)	$109,400	(16)
Perquisites and other personal benefits	$0	$0		$0		$12,500	(17)	$0	$0		$0
Tax gross-up	$0	$0		$0		$1,303,798	(18)	$0	$0		$0
Market value of stock options vesting on termination	$0	$0		$0		$68,850	(19)	$0	$0		$0
Market value of restricted stock vesting on termination	$0	$0		$0		$568,400	(21)	$0	$568,400	(21)	$568,400	(21)

KENT E. MAST

Payment or benefit	Voluntary termination by named executive officer		Termination by us for cause		Termination by us without cause or by named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Retirement		Disability		Death
Severance payments	$0		$57,310	(1)	$114,621	(1)	$2,802,918	(3)	$0		$0		$0
Pension/ supplemental retirement plan(4)	$1,124,300		$1,124,300		$1,124,300		$1,124,300		$1,124,300		$1,124,300		$598,400	(5)
Executive compensation deferral program(6)	$335,491		$335,491		$335,491		$335,491		$335,491		$335,491		$335,491
Life insurance benefits	$158,241	(8)	$0		$158,241	(8)	$158,241	(8)	$158,241	(8)	$158,241	(8)	$3,000,000	(9)
Disability benefits	$0		$0		$0		$1,457	(10)	$0		$174,650	(11)	$0
Healthcare benefits	$0		$0		$0		$51,850	(13)	$68,200	(14)	$93,000	(15)	$79,200	(16)
Perquisites and other personal benefits	$0		$0		$0		$12,500	(17)	$0		$0		$0
Tax gross-up	$0		$0		$0		$1,536,657	(18)	$0		$0		$0
Market value of stock options vesting on termination	$0		$0		$0		$346,625	(19)	$0		$0		$0
Market value of restricted stock vesting on termination	$0		$0		$1,705,200	(20)	$2,030,000	(21)	$2,030,000	(21)	$2,030,000	(21)	$2,030,000	(21)

PAUL J. SPRINGMAN

Payment or benefit	Voluntary termination by named executive officer	Termination by us for cause		Termination by us without cause or by named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Retirement		Disability		Death
Severance payments	$0	$79,581	(1)	$238,742	(1)	$3,278,607	(3)	$0		$0		$0
Pension/ supplemental retirement plan(4)	$1,742,700	$1,742,700		$1,742,700		$1,742,000		$1,742,700		$1,742,700		$900,800	(5)
Executive compensation deferral program(6)	$335,233	$335,233		$335,233		$335,233		$335,233		$335,233		$335,233
Life insurance benefits	$0	$0		$0		$0		$0	(7)	$0		$3,000,000	(9)
Disability benefits	$0	$0		$0		$1,463	(10)	$0		$395,785	(11)	$0
Healthcare benefits	$0	$0		$0		$50,526	(13)	$87,200	(14)	$110,900	(15)	$79,200	(16)
Perquisites and other personal benefits	$0	$0		$0		$12,500	(17)	$0		$0		$0
Tax gross-up	$0	$0		$0		$1,632,338	(18)	$0		$0		$0
Market value of stock options vesting on termination	$0	$0		$0		$228,345	(19)	$0		$0		$0
Market value of restricted stock vesting on termination	$0	$0		$1,218,000	(20)	$1,421,000	(21)	$1,421,000	(21)	$1,421,000	(21)	$1,421,000	(21)

J. DANN ADAMS

Payment or benefit	Voluntary termination by named executive officer	Termination by us for cause		Termination by us without cause or by named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Retirement	Disability		Death
Severance payments	$0	$50,769	(1)	$114,231	(1)	$0	(3)	$0	$0		$0
Pension/ supplemental retirement plan(4)	$527,400	$527,400		$527,400		$527,400		$0	$527,400		$327,400	(5)
Executive compensation deferral program(6)	$799,119	$799,119		$799,119		$799,119		$0	$799,119		$799,119
Life insurance benefits	$0	$0		$0		$79,295	(7)	$0	$0		$3,000,000	(9)
Disability benefits	$0	$0		$0		$1,476	(10)	$0	$1,022,539	(11)	$0
Healthcare benefits	$0	$0		$0		$51,850	(13)	$0	$112,900	(15)	$60,000	(16)
Perquisites and other personal benefits	$0	$0		$0		$12,500	(17)	$0	$0		$0
Tax gross-up	$0	$0		$0		$0		$0	$0		$0
Market value of stock options vesting on termination	$0	$0		$0		$216,475	(19)	$0	$0		$0
Market value of restricted stock vesting on termination	$0	$0		$1,218,000	(20)	$1,461,600	(21)	$0	$1,461,600	(21)	$1,461,600	(21)

DONALD T. HEROMAN

Payment or benefit	Voluntary termination by named executive officer	Termination by us for cause		Termination by us without cause or by named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Retirement	Disability		Death
Severance payments	$0	$32,012	(1)	$4,127,243	(2)	$3,359,818	(3)	$0	$0		$0
Pension/ supplemental retirement plan(4)	$689,100	$689,100		$689,100		$689,100		$0	$689,100		$425,000	(5)
Executive compensation deferral program(6)	$582,766	$582,766		$582,766		$582,766		$582,766	$582,766		$582,766
Life insurance benefits	$0	$0		$0		$271,355	(7)	$0	$0		$3,000,000	(9)
Disability benefits	$0	$0		$0		$1,472	(10)	$0	$756,923	(11)	$0
Healthcare benefits	$0	$0		$0		$51,850	(13)	$0	$120,200	(15)	$109,400	(16)
Perquisites and other personal benefits	$0	$0		$0		$12,500	(17)	$0	$0		$0
Tax gross-up	$0	$0		$0		$1,928,195	(18)	$0	$0		$0
Market value of stock options vesting on termination	$0	$0		$0		$365,275	(19)	$0	$0		$0
Market value of restricted stock vesting on termination	$0	$0		$1,705,200	(20)	$2,111,200	(21)	$0	$2,111,200	(21)	$2,111,200	(21)

(1)	Reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan described below.
(2)	For Mr. Smith, reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan, and under his employment agreement, calculated by multiplying the remaining months in his employment agreement (21 months) by one-twelfth of the sum of his annual base salary and target bonus in effect as of the date of termination. For Mr. Heroman, reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan, and under his retirement agreement. See above under “Additional Discussion of Material Items in 2006 Summary Compensation and Plan-Based Awards Tables—Employment Arrangement—Richard F. Smith” and ”—Retirement Agreements—Donald T. Heroman”.
(3)	Reflects the value of lump sum severance payment and additional retirement benefit pursuant to a Tier 1 Change in Control Agreement. Mr. Adams did not have a Change in Control Agreement as of December 31, 2006.
(4)	Reflects regular pension benefits as described above under the 2006 Pension Benefits table.
(5)	Reflects the present value of the death benefit payable to a surviving spouse at the decedent’s earliest retirement age (age 55 or current age, if later). Lee Adrean had zero years of credited service under the pension plans as of December 31, 2006.

(6)	Reflects amounts previously earned but deferred by the named executive officer, as described above under the 2006 Non-qualified Deferred Compensation table. Mr. Adams was not retirement eligible as of December 31, 2006.
(7)	Reflects the present value of such life insurance benefits at December 31, 2006 determined (a) assuming his current election of coverage, (b) based on our current cost of providing such benefits and assuming such costs do not increase during benefits continuation period, (c) assuming we pay such costs throughout the benefit continuation period in the same manner as we currently pay such costs, (d) assuming mortality according to the RP-2000 Combined Health mortality table published by the Society of Actuaries, and (e) applying a discount rate of 5.84% per annum. As of December 31, 2006, Mr. Springman’s insurance policy was fully paid up; thus, no additional premiums are due.
(8)	Mr. Mast is covered under a collateral assignment life insurance agreement. This value represents the cash surrender value of the policy as of December 31, 2006 in the amount of $712,227 less the recoupment of the Company’s premiums paid since policy inception in the amount of $553,986.
(9)	Reflects the executive life insurance benefit payable assuming the executive’s death occurred on December 31, 2006. We also maintain a travel and accidental death insurance policy for most employees, including executive officers, that would provide an additional $1 million benefit payable to the executive’s estate if executive’s death occurred during Company-related travel.
(10)	Reflects the present value of the executive’s disability benefit premiums as of December 31, 2006 determined (a) based on our current costs of providing such benefits and assuming such costs do not increase during the benefit continuation period, (b) assuming we pay such costs throughout the benefit continuation period in the same manner as we currently pay such costs, (c) assuming mortality according to the RP-2000 Disabled Retiree mortality table published by the Society of Actuaries, and (d) applying a discount rate of 5.84% per annum.
(11)	Reflects the present value of the executive’s disability benefits as of December 31, 2006 determined (a) assuming full disability at December 31, 2006 and continuing through age 65, (b) assuming mortality according to the RP-2000 Disabled Retiree mortality table published by the Society of Actuaries, and (c) applying a discount rate of 5.84% per annum.
(12)	Pursuant to Mr. Smith’s employment agreement, this amount reflects the present value of the remaining months of his employment agreement (21 months) of family PPO health, dental and vision coverage using our COBRA premium rate (and the same inflation assumptions described in footnote 13 below), discounted at 5.84%.
(13)	Reflects the present value of group health, dental, vision, a 401(k) employer match equivalent and similar benefits for three years if executive’s employment had been terminated on December 31, 2006, determined (a) assuming family coverage in our group health plan and a basic dental plan, (b) based on current COBRA coverage rates for 2007 and assuming a 9% increase in the cost of medical coverage for 2008 as compared to 2007, an 8.5% increase in the cost of medical coverage for 2009 as compared to 2008 and an 8.5% increase in the cost of dental coverage for 2008 as compared to 2007 and for 2009 as compared to 2008, (c) assuming executive pays premiums for such coverage throughout the benefit continuation period in the same manner as if he were an active employee, and (d) applying a discount rate of 5.84% per annum. However, executive would be responsible for paying each month any costs he was paying for those coverages at the time of his termination. Includes a 401(k) employer match equivalent of $20,700, calculated as a lump sum value (undiscounted) of 3% of pay (limited to government compensation limit) employer contribution over the ensuing three years.
(14)	This is the present value of health benefits provided to the executive and spouse from the retiree medical plan applying assumptions used in the Company’s financial statement disclosure.
(15)	Reflects the actuarial present value of the employer cost of providing employee plus spouse medical coverage (under the PPO) assuming disablement at December 31, 2006, with coverage until age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements under SFAS 112.
(16)	Reflects the actuarial present value of the employer cost of providing surviving spouse medical coverage (under the PPO) for a period of 12 years from the employee’s date of death, or, if earlier, employee’s age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements under SFAS 112.
(17)	Reflects the estimated cost to us of continuing financial planning and tax services for one year.
(18)	The Company will provide the executive with a gross-up payment for federal and state income taxes and federal excise taxes imposed on any “excess parachute payment”.
(19)	Pursuant to our stock option plans, executive would become immediately vested in all outstanding stock options. This value reflects the difference between the stock price on December 29, 2006 and the exercise price of all outstanding unvested options.
(20)	The December 2004 restricted stock unit grant to Messrs. Mast, Springman, Adams and Heroman contained accelerated vesting provisions in the event of termination of the executive without cause or good reason.
(21)	Pursuant to our 2000 Stock Incentive Plan and previous stock benefit plans, executive would become immediately vested in all outstanding restricted stock units. The value reflects the value of the units using the closing share price as of December 29, 2006.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during executive’s term of employment. These amounts include:

•	annual incentive compensation earned during the fiscal year;

•	vested shares awarded under the 2000 Stock Incentive Plan or previous stock benefit plans;

•	amounts contributed under the Savings Plan and executive compensation deferral programs; and

•	accrued vacation pay and amounts accrued and vested under the Company’s retirement plan and supplemental retirement plan.

Equifax Inc. Severance Plan.    Under this plan, full-time U.S. salaried employees are eligible for a severance benefit in the event their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; their office is relocated to a place requiring a commute more than 35 miles longer that their prior commute; or they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. In general, for job elimination or relocation, an eligible non-exempt employee is entitled to a severance benefit of two weeks of base salary for his or her first four years of service plus one week for each year of service thereafter, subject to a maximum of 26 weeks of pay; exempt employees receive four weeks of severance for any portion of their first year of service plus two weeks for each year of completed service, up to 52 weeks. Termination for inability or failure to meet job expectations of eligible non-exempt employees entitles the employee to two weeks of severance for less than ten years of service, four weeks of severance if they have at least ten but less than 15 years of service, and six weeks of severance if they have 15 or more years of service; for exempt employees, four weeks of severance for less than five years of service, eight weeks of severance for at least five but less than 10 years of service, and 12 weeks of severance for 10 or more years of service.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above, the executive will:

•	continue to vest in all outstanding stock options and retain such options for the lesser of five years or the remainder of the outstanding ten-year term;

•	be entitled to receive a prorated share of any performance-based stock grant upon completion of such performance milestones;

•	continue to receive medical benefits for life (assuming the plan is not terminated and the executive is eligible and pays applicable premiums), including benefits for his dependents, as applicable, pursuant to the terms of the Company’s retiree medical plan;

•	continue to receive executive life insurance benefits until executive’s death; and

•	receive reimbursement by the Company for up to $10,000 of financial planning and tax services incurred in the subsequent year ($50,000 in the case of the Chief Executive Officer).

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the previous two headings, the executive will receive benefits under the Company’s disability plan or payments under the Company’s group life insurance plan and executive life insurance plan, as appropriate.

Payments Made Upon a Change of Control

The Company has entered into Tier 1 Change in Control severance agreements with each of the named executive officers (in the case of J. Dann Adams, effective as of February 2007). The agreements have renewable five-year terms. Pursuant to these agreements, if an executive’s employment is terminated within three years following a change in control (other than termination by the Company for cause or by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “good reason”, in addition to the benefits listed above under “Payments Made Upon Termination”, the named executive officer will receive:

•	a lump sum severance payment equal to (1) three times (Tier 1 agreement) or two times (Tier 2 agreement) the sum of the executive’s highest annual salary for the twelve months prior to termination, and (2) the executive’s highest bonus for the three years prior to termination;

•	a lump sum retirement benefit in addition to the amount accrued under the Company’s pension plan (EIPP) in an amount actuarily equivalent to the executive’s benefits under the EIPP with the following adjustments: (a) executive would be treated as if he were 100% vested under such plan regardless of years of vesting service; (b) executive would be credited with additional years of service (up to a maximum of five additional years) equal to what the executive would have earned if executive had remained an employee of the Company until age 62; (c) executive’s final average earnings would be determined using the highest monthly rate of base salary in effect during the 12 months preceding the date of his termination plus the greater of (i) executive’s highest bonus paid to executive or paid but deferred, (ii) any earned, but unpaid, annual incentive award accrued on executive’s behalf, or (iii) executive’s highest target bonus, whether or not earned, for the three years prior to termination and the partial calendar year ending on the date of executive’s termination, divided by 12 (regardless of any earnings limitations under the EIPP or government regulations applicable to such plan); and (d) the monthly retirement benefit so calculated will be reduced by an amount equal to the monthly retirement benefit payable to executive under the EIPP; and

•	continuation of executive’s group health, dental, vision, life, disability, 401(k) and similar coverages for three years (two years in Tier 2 agreements).

Generally, pursuant to the agreements, a change in control is deemed to occur:

•	upon an accumulation by any person, entity or group of 20% or more of the combined voting power of our voting stock;

•	a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company;

•	a sale or disposition of all or substantially all of our assets; or

•	a complete liquidation or dissolution of the Company.

“Good reason” under the agreements means (i) a reduction in the executive’s base salary or annual target bonus opportunity; (ii) requiring the executive to be based at a location more than 35 miles from his or her principal work location preceding the change of control; or (iii) a reduction in the executive title, position, authority, duties or responsibilities inconsistent with his or her role prior to the change of control. “Cause” means the executive has (a) willfully failed to substantially perform his or her duties to us (other than resulting from physical incapacity or mental illness) or (b) willfully engaging in misconduct that is materially injurious to the Company.

Benefits payable under these agreements and other Company compensation or benefit plans are not reduced to satisfy the limits of Section 280G of the Internal Revenue Code, or Code, or similar state or local tax imposed on such payments. As a result, any payments the executive receives will be increased, if necessary, so that after taking into account all taxes he or she would incur as a result of those payments, the executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Section 4999 of the Code. No payments have been made to any named executive officer under these agreements.

Change in Control and Termination Provisions of Other Plans

Annual Incentive Plan.    Under the 2006 Annual Incentive Plan, a named executive officer would forfeit his award if he voluntarily terminated his employment other than for good reason prior to year-end or if he is terminated by us for cause. However, he would receive a pro rata award under the plan if his employment is terminated prior to year end as a result of death, disability, normal retirement or full early retirement, or involuntary termination by us without cause or voluntary termination by him for good reason.

2000 Stock Incentive Plan.    Although subject to the discretion of the Compensation Committee, under the 2000 Stock Incentive Plan and applicable award agreements, stock option grants have historically provided that options are not exercisable after a participant terminates employment with the Company, unless the termination was the result of the participant’s death, disability, retirement, or job elimination. Under the 2000 Stock Incentive Plan, an executive’s stock options which have not yet been exercised will become immediately vested and exercisable and restricted stock units will vest if a change in control (as defined in such plan) of the Company occurs while such executive is an employee of the Company.

2004 Restricted Stock Units.    See the summary above of accelerated vesting of the special retention restricted stock units granted in December 2004 as discussed above under “2006 Executive Compensation Components—2006 Long-Term Incentives”, upon an involuntary termination without cause of an executive who received these grants.

Additional Information Regarding Mr. Smith’s Post-Termination Payments

If Mr. Smith’s employment is terminated while his employment agreement with the Company is in effect (a) by us other than for “cause,” or (b) by Mr. Smith for “good reason,” we will pay Mr. Smith (i) his base salary through date of termination, (ii) a pro rata bonus for the year of termination, (iii) any vested deferred compensation, and (iv) 1/12 of Mr. Smith’s base salary and the target bonus times the number of months remaining in the term of his agreement, together with COBRA health insurance continuation coverage for an equivalent period. We agreed to reimburse Mr. Smith for his reasonable legal fees incurred in connection with the employment agreement.

In exchange for the above mentioned severance pay, certain provisions relating to non-disclosure of confidential information and trade secrets apply for two years after any termination of his employment, and provisions regarding non-solicitation of customers or employees, and non-competition apply for a period of one year after any termination of his employment.

“Cause” for this purpose means:

•	Willful and continued failure to perform substantially his duties with us (other than any such failure resulting from incapacity due to physical or mental illness);

•	Intentional violation of our Code of Ethics or Insider Trading Policy; or

•	The commission of, or a plea of guilty or no contest relating to, a felony or crime involving moral turpitude.

“Good Reason” for this purpose means:

•	Demotion from the position of chief executive officer or a material diminution in his authority, duties or responsibilities in such position, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by us promptly after receipt of notice thereof given by Mr. Smith;

•	A reduction in base salary, target bonus or maximum bonus opportunity;

•	We require Mr. Smith to be based more than 35 miles from our principal executive offices in Atlanta;

•	Any failure by us to require a successor to comply with the agreement; and

•	Any material breach by us of any other material provision (e.g., failing to pay promised amounts).

Other Benefit Plans

Deferred Compensation Plans.    We maintain three deferred compensation plans that allow for certain management employees and Board members to defer the receipt of compensation (such as salary, incentive compensation, commissions, and/or stock from the exercise of stock options or vested shares) until a later date based on the terms of the plans. The benefits under these deferred compensation plans are guaranteed by the assets of a grantor trust which, through our funding, purchased variable life insurance policies on certain consenting individuals, with this trust as beneficiary. The purpose of this trust is to ensure the distribution of benefits accrued by the participants of the deferred compensation plans in case of a change in control, as defined in the trust agreement.

Life Insurance.    Our Executive Life and Supplemental Retirement Benefit Plan was adopted effective January 1, 2000, to provide executive life insurance benefits as well as capital accumulation benefits. The Executive Life and Supplemental Retirement Benefit Plan grantor trust is used to ensure that the insurance premiums due under this plan are paid in case we fail to make scheduled payments following a change in control, as defined in the trust agreement. On February 3, 2005, the Compensation Committee amended the plan to provide that (1) executive officers will receive only life insurance benefits and no retirement benefits under the plan, in order to make permanent our suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against company loans to their executive officers; (2) participants will receive a federal and state income tax reimbursement for the imputed interest charges on cumulative premiums paid pursuant to new tax regulations (instead of providing a reimbursement for the economic value of the life insurance provided to each participant under the plan, as originally adopted, and subject to company discretion to charge interest and not provide a reimbursement); and (3) all future executives who are terminated because their job is eliminated (through a consolidation of jobs, an office closing or other similar event) will become fully vested and will have a “rollout” of their policies, meaning that all Company premiums must be repaid to us to the extent of policy cash values in exchange for the release of all company restrictions on the policy. As of December 31, 2006, all of the named executive officers participated in this plan. For executive officers, the amount that Equifax paid for the current life insurance benefit (or imputed loan interest amounts on grandfathered premiums paid prior to the effective date of the Sarbanes-Oxley Act) is included in the 2006 Summary Compensation Table above under the heading “All Other Compensation”.

Excess Liability Insurance.    We provide personal excess liability insurance to executive officers in the amount of $5 million ($10 million for the Chief Executive Officer).

Other.    Except as specifically noted elsewhere in this proxy statement, the employee benefit programs in which our executive officers participate (which provide benefits such as medical benefits coverage, life insurance protection, retirement benefits and annual contributions to a qualified savings plan) are generally the same programs offered to substantially all of our salaried employees. The perquisites made available to our executive officers are generally made available to all of our executive officers who report directly to the Chief Executive Officer. These perquisites include financial planning and tax services not to exceed $50,000 per year for the Chief Executive Officer and $10,000 per year for other eligible officers; club memberships; and life insurance as described above.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by the Company to each non-employee director for the year ended December 31, 2006. Compensation consists of an annual retainer, Board fees, committee fees, committee chair retainer, and an annual grant of restricted stock.

Name(1)	Fees Earned or Paid in Cash(3) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Garry Betty	$53,500	$108,390	$0	$0	$120	$162,010
John L. Clendenin	$59,500	$108,390	$0	$0	$120	$168,010
James E. Copeland, Jr.	$65,500	$108,390	$0	$0	$120	$175,510
A. William Dahlberg	$56,500	$108,390	$0	$0	$120	$166,510
Robert D. Daleo	$26,000	$128,200	$0	$0	$120	$155,820
L. Phillip Humann	$65,500	$108,390	$0	$0	$120	$174,010
Lee A. Kennedy	$70,000	$108,390	$0	$0	$120	$178,510
Siri S. Marshall	$26,000	$128,200	$0	$0	$120	$154,320
Larry L. Prince	$70,750	$108,390	$0	$0	$120	$179,260
Raymond D. Riddle	$31,250	$108,390	$0	$0	$5,950	$145,590
Jacquelyn M. Ward	$47,500	$108,390	$0	$0	$120	$156,010

(1)

This table includes all non-employee directors who served as directors in 2006. Non-employee directors do not receive non-equity incentive plan compensation. Compensation for Richard F. Smith is disclosed in the 2006 Summary Compensation Table on page 29.

(2)

Newly hired directors receive a one-time only initial grant of 4,000 restricted stock units under the 2000 Stock Incentive Plan; all other directors receive an annual grant of 3,000 restricted stock units at the conclusion of each annual meeting of shareholders. Each of the directors receives an annual retainer fee of $40,000, paid quarterly, and also received $1,500 for each Board and Board committee meeting attended. In addition, the directors who served as the chair of a Board committee also received an additional annual fee of $7,500 for such service. On May 17, 2006,

Messrs. Betty, Clendenin, Copeland, Dahlberg, Humann, Kennedy, Prince and Ms Ward received an annual grant of 3,000 restricted stock units. Mr. Daleo and Ms. Marshall, upon their election as directors on August 7, 2006, received a one-time grant of 4,000 restricted stock units. The full value of the restricted stock units is determined by multiplying the number of units granted by the grant date fair market value of a share of common stock ($36.13 for the May 17, 2006 grants and $32.05 for the August 7, 2006 grants). Valuation is based on the dollar amount of restricted stock unit grants recognized for financial statement reporting purposes pursuant to FAS 123(R). The full value of the grants was expensed by the Company in 2006.

(3)

No amounts were recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with FAS 123(R) because all Director options were fully vested as of January 1, 2006. As of December 31, 2006, each director then in office or former director had the following number of options outstanding: Garry Betty, 0; John L. Clendenin, 17,378; James E. Copeland, Jr., 7,000; A. William Dahlberg, 17,378; Robert D. Daleo, 0; L. Phillip Humann, 17,378; Lee A. Kennedy, 0; Siri S. Marshall, 0; Larry L. Prince, 17,378; Raymond D. Riddle, 17,378; and Jacquelyn M. Ward, 17,378.

(4)	The Company does not pay above-market or preferential earnings on compensation that is deferred.
(5)

Reflects market price of annual membership to Equifax Inc.’s CreditWatch GoldR 3-in-1 credit monitoring product. Amount for Mr. Riddle includes retirement gift having an aggregate incremental cost to the Company of $5,830.

Director Fees.    The Compensation Committee and the Governance Committee review director compensation annually. During 2006, these committees reviewed non-employee director compensation, retaining the services of Hewitt Associates to assist in this review. The review covered compensation practices of comparable sized companies, including equity and cash compensation. For 2006, these committees approved an increase in the annual director retainer from $35,000 to $40,000 and an increase in the annual committee chairperson retainer from $5,000 to $7,500. Directors also receive $1,500 for each Board and Committee meeting attended. We do not provide retirement benefits to non-employee directors under any current program.

Director Deferred Compensation Plan.    Under this plan, each non-employee director may defer up to 100% of his or her retainer and meeting fees. The director is credited with a number of share units at the end of each quarter based on his or her advance deferral election. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights and do not receive dividend credit. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish up to two sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. At the end of the applicable deferral period, the director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed fifteen years for retirement distributions, or up to five years for a scheduled withdrawal, as elected in advance by each director.

Restricted Stock Units.    All non-employee directors receive an annual restricted stock unit grant of 3,000 shares at the conclusion of each annual meeting of our shareholders. This grant vests one year after the grant date with accelerated vesting in the event of the director’s death, disability, retirement or a Change in Control of us (as defined in the 2000 Stock Incentive Plan). An initial grant of 4,000 restricted stock units is made to each new director upon election to the board to support recruitment efforts and to engage new directors through equity ownership. Directors serving at the conclusion of the first board meeting in 2005 received a one-time grant of 4,000 restricted stock units. This grant will vest on the third anniversary of the grant date with accelerated vesting in the event of death, disability, retirement or Change in Control of us. No dividend equivalents are paid on outstanding restricted stock units.

Director Stock Option Plan.    Until 2005, each non-employee directors received an annual grant on the date of the annual shareholders meeting of a nonqualified option to purchase 7,000 shares of Equifax common stock with an exercise price equal to the fair market value closing price on the NYSE of the common stock on the date of the meeting. These options become fully vested one year after the date granted and expire ten years from the date granted.

Director and Executive Stock Deferral Plan.    Under this plan, each director may defer receipt of any gains and the related taxation resulting from exercises of stock options and restricted stock units that meet certain requirements. Due to changes in federal tax laws, no deferral elections for stock options are currently permitted under the plan. Share units are equivalent to shares of our common stock, except that share units have no voting rights and do not receive dividend credit. In general, amounts deferred under the plan are not paid until the director retires from the board. However, directors may also establish up to two sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. Amounts deferred are paid in shares of our common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to fifteen years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all costs and expenses incurred in its administration.

Director Stock Ownership Guidelines.    Our bylaws require all directors to own our stock while serving as a director. In 2004, the Board also implemented stock ownership guidelines that require each non-employee director to own our stock, the value of which is at least four times the annual cash retainer, no later than the fourth anniversary of the annual meeting at which the director was first elected to the Board.

Other.    We reimburse all directors for travel and other necessary business expenses incurred in the performance of their services to us. Directors are indemnified by us against certain liabilities relating to service as a director. We provide director and officer liability insurance. In January 2007, the Company, through the Equifax Foundation, made a $15,000 charitable contribution to The Garry Betty Foundation for cancer research in honor of Mr. Betty following his death in January 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors, executive officers and 10% shareholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the SEC and the NYSE. Based solely on a review of the reports furnished to us and on written representations from reporting persons, we believe that all such persons complied with all filing requirements during 2006, except that J. Dann Adams and Michael J. Shannon, each filed corrected initial Form 3 reports noting additional securities holdings promptly after discovery of such amounts.

SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the next annual meeting must be no later than December 21, 2007. In addition, the Company’s bylaws provide for the timing and content of notice that shareholders must provide to the Company’s Corporate Secretary at P.O. Box 4081, Atlanta, Georgia 30302, for the nomination of directors or other proposals to be properly presented at a shareholder meeting. Pursuant to these provisions, notice of a nomination or proposal must be received by the Company not less than 120 days prior to the first anniversary of the preceding year’s annual meeting.

OTHER BUSINESS

The Company knows of no other matters to be submitted to the shareholders at the annual meeting. If any other matters properly come before the shareholders for action at the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

SHAREHOLDERS SHARING AN ADDRESS

Shareholders sharing an address with another shareholder may receive only one set of proxy materials at that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate set of proxy materials now or in the future may write, call or e-mail the Company to request a separate copy of the materials from: Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, (404) 885-8000, corpsec@equifax.com. Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company’s proxy materials may write, call or e-mail at the above contact information to request delivery of a single copy of these materials.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

This proxy statement and our 2006 annual report may be viewed online at http://www.equifax.com/corp/investorcenter/main.shtml and www.sec.gov, respectively. If you are a shareholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive an email directing you to a website where you can view the proxy materials and submit your vote proxy form. Your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. No matter how you choose to receive your proxy materials, all shareholders will continue to have the option to vote via the Internet, by telephone, by mail, or at the annual meeting. If you hold your Equifax stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2006 may be found on the Internet at our website at www.equifax.com/corp/investorcenter/financials/main.shtml, or at the SEC’s website at www.sec.gov. In addition, we will send any shareholder without charge an additional copy of the Form 10-K upon written request addressed to Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302, or upon request to our website, corpsec@equifax.com, as filed with the SEC, except for exhibits, which may be provided at an additional charge.

APPENDIX A

EQUIFAX INC.

DIRECTOR INDEPENDENCE STANDARDS

The Board of Directors of Equifax Inc. (“Equifax”) believes that a majority of its members should be independent non-employee directors. The Board annually reviews all commercial and charitable relationships that directors may have with Equifax to determine whether our directors are, in fact, independent. To assist it in determining director independence, the Board has established the following guidelines that are consistent with the current listing standards of the New York Stock Exchange:

•	A director will not be considered independent if, within the preceding three years,

-	the director was an employee of, or an immediate family member of the director was an executive officer of, Equifax;

-	the director or an immediate family member of the director has received during any 12-month period more than $100,000 in direct compensation from Equifax, other than director fees and pension or other deferred compensation for prior service to Equifax (provided such compensation is not contingent in any way on continued service);

-	the director or an immediate family member is or was employed as an executive officer of another company where any of Equifax’s present executive officers at the same time serves or served on that company’s Compensation Committee; or

-	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Equifax for property or services in an amount which exceeds or exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•	A director will not be considered independent if (i) the director or an immediate family member is a current partner of the firm that is Equifax’s internal or independent auditor; (ii) the director is a current employee of such a firm; (iii) an immediate family member of the director is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the preceding three years (but is no longer) a partner or employee of such a firm and personally worked on Equifax’s audit within that time.

•	The following commercial or charitable relationships will not, by themselves, impair a director’s independence:

-	a director is an executive officer of another company which is indebted to Equifax, or to which Equifax is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer;

-	a director serves as an officer, director or trustee of a charitable organization and the charitable contributions of Equifax or the Equifax Foundation to such organization are less than the greater of (i) $100,000 or (ii) two percent of the organization’s total annual charitable receipts (Equifax or Equifax Foundation automatic matching of employee charitable contributions will not be included in the amount of Equifax or Equifax Foundation contributions for this purpose); and

-	a director is an executive officer of another company that does business with Equifax and the annual revenue derived from that business by either company accounts for less than (i) $1,000,000 or (ii) two percent, whichever is greater, of the consolidated gross revenues of such company.

A-1

•	For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. Equifax will explain in its proxy statement the basis for any determination by the Board that a relationship is not material if the relationship does not satisfy one of the specific categories of immaterial relationships identified above.

•	Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us (other than director fees and pension or other deferred compensation for prior service to Equifax).

A-2

APPENDIX B

EQUIFAX INC.

AUDIT COMMITTEE CHARTER

I.    PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for: (1) the integrity of the Company’s statements and other financial information provided to any governmental body, its shareholders or the public; (2) the Company’s systems for complying with legal and regulatory requirements; (3) the independent auditor’s qualifications, independence, and performance; (4) the performance of the Company’s internal audit function; and (5) the integrity of the Company’s internal controls regarding finance, accounting, and auditing, and its financial reporting processes.

II.    MEMBERSHIP

1.	The Audit Committee will consist of three or more directors as determined and elected by the Board. Each of these directors shall be independent in accordance with New York Stock Exchange rules (“NYSE Rules”) and applicable Securities and Exchange Commission rules (“SEC Rules”) applicable to Audit Committee members.

2.	No Committee member may receive any compensation from the Company other than compensation as a director except as permitted by the NYSE Rules and SEC Rules.

3.	All Committee members must be financially literate as required by the NYSE Rules and as such qualification is interpreted by the Board in its business judgment, or become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must have accounting or related financial management expertise as required by the NYSE Rules and at least one member must be an Audit Committee Financial Expert as defined in the SEC Rules.

4.	If any Committee member simultaneously serves on the audit committee of more than three (3) public companies, the Board must determine that such simultaneous service will not impair the ability of such member to serve effectively on the Company’s Audit Committee.

III.    MEETINGS

1.	The Committee will meet at least quarterly, or at such other intervals as circumstances dictate as determined by the Chair of the Committee or a majority of the Committee members.

2.	The Board may appoint a Chair of the Committee. The Chair will preside, when present, at all meetings of the Committee. A majority of the members shall constitute a quorum for the transaction of business. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee may meet by telephone or videoconference and may take action by written consent.

3.	To foster open communication, the Committee will meet with management, the director of the internal audit department and the independent accountants in separate executive sessions to discuss any matters that should be discussed privately.

4.	The Committee will report its activities and findings to the Board on a regular basis.

IV.    RESPONSIBILITIES AND DUTIES

The specific duties and responsibilities of the Committee include:

A.    Financial Statements Review

1.	Review the audited financial statements, the Management’s Discussion and Analysis section and other material financial content of the Company’s annual report to shareholders and annual report on Form 10-K, and discuss with management and the independent auditors prior to publication of the annual report to shareholders and the filing of the Company’s Form 10-K.

2.	Review the unaudited financial statements, the Management’s Discussion and Analysis section and other material financial content of each quarterly report on Form 10-Q and discuss with management and the independent auditors prior to filing the Form 10-Q. To the extent permissible under NYSE Rules, the Committee may delegate this review to the Chair or another member.

3.	Review and comment concerning earnings press releases and financial information and earnings guidance provided to analysts and rating agencies prior to the release or dissemination of such information. In lieu of reviewing each such disclosure prior to release or dissemination, the Committee may discuss generally with management the types of information to be disclosed and the types of presentation to be made, and establish policies or guidelines for such disclosures. To the extent permissible under NYSE Rules, the Committee may delegate this review to the Chair or another member.

4.	Prepare the annual Audit Committee report for inclusion in the Company’s proxy statement, in accordance with all applicable rules and regulations.

B.    Independent Auditors

1.	Exercise direct responsibility for the selection, appointment, retention, oversight and compensation of the Company’s independent auditors. The independent auditors shall report directly to the Committee. The Committee may submit the selection or appointment of the independent auditors to the Company’s shareholders for approval or ratification.

2.	Exercise sole authority to approve all work to be performed by the independent auditors and the fees for such work. The Committee shall oversee the Company’s compliance with applicable law prohibiting the independent auditors from providing certain non-audit services. The Committee shall pre-approve all audit and permitted non-audit services to be performed by the independent auditors. The Committee may delegate to one or more of the members of the Committee the authority to pre-approve permitted non-audit services to be performed by the independent auditors, or may establish pre-approval policies and procedures in accordance with applicable law. The Committee shall be informed of any approvals granted pursuant to delegated authority or pre-approval policies and procedures at its next meeting following such approval.

3.	Review the overall performance of the independent auditors, and if necessary, discharge the independent auditors if the Committee in its discretion determines that circumstances warrant such discharge.

4.

At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company. The

Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and take appropriate action in response to the independent auditors’ statement to satisfy itself of the accountants’ independence. The Committee shall present its conclusions with respect to the independent auditors’ independence and performance to the Board.

5.	Develop clear guidelines regarding the Company’s hiring of employees or former employees of the independent auditors.

6.	Consider whether the Company should have a policy with respect to the rotation of independent auditing firms, and develop any such policy.

C.    Internal Audit

1.	Review periodic internal reports to management prepared by the internal audit department or the independent auditors and management’s response along with the status of prior outstanding recommendations.

2.	Review objectives, activities, organizational structure, qualifications, staffing and budget of the internal audit department.

3.	Ratify the appointment, replacement, reassignment or dismissal of the head of the Company’s Internal Audit function, as approved by the Committee Chair.

D.    Financial Reporting and Auditing

1.	Review with the independent auditors and the Company’s internal auditors, the integrity of the Company’s financial reporting processes, both internal and external.

2.	Review with the independent auditors the quality and appropriateness of the Company’s accounting principles and underlying estimates as applied in its financial statements.

3.	Review with the independent auditors, the internal auditors and management, the adequacy and effectiveness of the Company’s internal control over financial reporting, disclosure controls and procedures and the completeness and accuracy of the Company’s financial statements and financial reporting process. The Committee shall consider the quality of presentation of, among other matters, critical accounting policies, off-balance sheet transactions and financial measures presented on a basis other than in accordance with generally accepted accounting principles.

4.	In consultation with the independent auditors, management and the Company’s internal audit department, review all major changes and improvements pertaining to the Company’s financial and accounting principles, practices, internal control over financial reporting and disclosure controls and procedures.

5.	Establish regular and separate systems of reporting to the Committee by the independent auditors and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of any such judgments.

6.	Discuss, either as a Committee or through its Chair (or designee), with the independent auditors, the internal auditors and management the results of the independent accountants’ review of the interim financial information prior to the filing of the quarterly Form 10-Q with the SEC, to the extent required by generally accepted auditing standards.

7.	Discuss with the independent auditors and management the scope, planning and staffing of the annual audit prior to the commencement of the audit.

8.	Obtain and review at least annually within 90 days prior to the filing of the Company’s annual report on Form 10-K a report or report update from the independent auditors setting forth: all critical accounting policies and practices to be used in the financial statements; all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; and any other material communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

9.	After the annual audit, review with the independent auditors and the internal audit department the matters required under Statement of Auditing Standards Nos. 61 and 90, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and any significant unresolved disagreements with management. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response, and shall resolve any disagreements between management and the independent auditors.

E.    Ethical and Legal Compliance

1.	Ensure the Company maintains an appropriate ethics and compliance program and perform an annual review of its effectiveness. Review requests for and determine whether to grant or deny waivers of the Company’s ethics code(s) applicable to directors and executive officers.

2.	Regularly review legal, tax and regulatory matters that may have a material impact on the financial statements and the Company’s disclosures concerning its financial position.

3.	Discuss with management the Company’s policies with respect to risk assessment and risk management.

4.	Establish procedures as required by law for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

V.    GENERAL PROVISIONS

1.	The Committee may establish such subcommittees of its members, as it deems appropriate to assist it in its duties, provided that it retains ultimate responsibility for such matters as prescribed by the NYSE Rules or SEC Rules.

2.	In the course of fulfilling its duties, the Committee may at any time seek advice and assistance from outside legal counsel, accounting or other advisors as the Committee deems necessary to carry out its duties on such terms as the Committee may determine.

3.	The Committee shall receive appropriate funding, as it determines, from the Company for payment of compensation to the independent auditors, outside legal counsel, or accounting or other advisors employed by the Committee, and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

4.	The Committee shall conduct an annual performance self-evaluation to ensure that the Committee is fulfilling its responsibilities, and report the results of such evaluation to the Governance Committee.

[As amended January 30, 2004]

APPENDIX C

EQUIFAX INC.

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

Statement of Policy. The Audit Committee (Committee) must pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Before Equifax Inc. or any of its subsidiaries (collectively, the “Company”) engages the independent auditor to render a service, the engagement must be either (1) specifically approved by the Committee; or (2) entered into pursuant to this Policy. The term of any approval is twelve months from the date of approval, unless the Committee specifically provides for a different period.

Delegation. The Committee hereby delegates pre-approval authority to the Chairman of the Committee to approve any one or more individual audit or permitted non-audit services for which estimated fees do not exceed $75,000 as well as adjustments to any pre-approval fee thresholds up to $75,000 for any individual service. The Chairman shall report any pre-approval decisions to the Committee at its next scheduled meeting. The Committee may not delegate to management the Committee’s responsibilities to pre-approve services performed by the independent auditor.

Applicable law provides for an exception to the pre-approval requirements for permissible non-audit services only where (1) all such services do not, in the aggregate, amount to more than 5% of the total fees paid by the Company to the independent auditor, (2) such services were not recognized as non-audit services at the time of the relevant engagement and (3) such services were promptly brought to the attention of and approved by the Audit Committee (or its delegate) prior to the completion of the annual audit.

Audit Services. The Committee must specifically pre-approve the terms of the annual audit services engagement. The Committee shall approve, if necessary, any changes in terms resulting from changes in audit scope, Company structure or other matters.

In addition to the annual audit services engagement approved by the Committee, the Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-Related Services. Audit-related services, including internal control-related services, are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and/or the Company’s internal control over financial reporting and that are traditionally performed by the independent auditor.

Tax Services. The Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Committee shall scrutinize carefully the retention of the independent auditor in connection with any tax-related transaction initially recommended by the independent auditor.

Other Services. The Committee may grant pre-approval to those permissible non-audit services classified as other services that it believes would not impair the independence of the auditor, including those that are routine and recurring services.

Prohibited Non-Audit Services. A list of the SEC’s prohibited non-audit services and applicable current definitions is attached to this Policy as Exhibit 1. The rules of the SEC and the PCAOB and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

Pre-Approval Fee Levels. The Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the auditor’s independence. Where the Committee has approved an estimated fee for a service, the pre-approval applies to all services described in the approval. However, in the event the invoice in respect of any such services is materially in excess of the estimated amount or range, the Committee must approve such excess amount prior to payment of the invoice. The Committee expects that any requests to pay invoices in excess of the estimated amounts will include an explanation as the reason for the overage. The Company’s independent auditor will be informed of this policy.

Supporting Documentation. With respect to each significant proposed pre-approved service, the independent auditor must provide the Committee with an appropriate summary of the specific services to be provided.

Procedures. The Company’s management shall inform the Committee of each service performed by the independent auditor pursuant to this Policy. Requests or applications to provide services that require separate approval by the Committee shall be submitted to the Committee by both the independent auditor and the Chief Financial Officer or Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with SEC and PCAOB rules on auditor independence.

[As amended November 1, 2006]

Exhibit 1 to Appendix C

Prohibited Non-Audit Services; Definitions

•	Bookkeeping or other services related to accounting records or financial statements of the audit client(1)

•	Financial information systems design and implementation(1)

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports(1)

•	Actuarial services(1)

•	Internal audit outsourcing services(1)

•	Management functions or human resources

•	Broker or dealer, investment adviser or investment banking services

•	Legal services and expert services unrelated to the audit

•	Services provided for a contingent fee or commission

•	Services related to marketing, planning or opining in favor of the tax treatment of (i) a confidential transaction, or (ii) an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditor

•	Any other service that the SEC or the PCAOB determines, by regulation, is impermissible

In addition, the Company’s independent auditor may not provide any services, including financial counseling and tax services, to any Audit Committee member, any Company officer at or above the position of vice president, or Company manager in the Finance Department or to any immediate family member of any such person.

(1)

Provision of these non-audit services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materiality is itself a matter of audit judgment.

Definitions

The following definitions apply for purposes of this policy:

1.	The term “aggressive tax position transaction” means a transaction that has tax avoidance as a significant purpose, unless the proposed tax treatment is at least more likely than not to be allowable under applicable tax laws, and includes without limitation a “listed transaction” as identified by the IRS under applicable Treasury regulations.

2.	The term “audit” means an examination of the financial statements of the Company by its independent auditor in accordance with the rules of the PCAOB or the SEC, for the purpose of expressing an opinion on such financial statements.

3.	The term “audit-related services” means assurance and related services (e.g., due diligence services) that traditionally are performed by an independent auditor for its audit client. “Audit-related services” include, among other services: employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

4.	The term “audit services” means any services provided to the Company by its independent auditor for the purpose of performing an audit or review of the Company’s financial statements, including those services performed by the independent auditor to fulfill its responsibilities under GAAP. “Audit services” also include issuing comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

5.	The term “confidential transaction” means a transaction for which the Company pays an advisor a fee and in which the advisor places a limitation on disclosure by the Company of the tax treatment or tax structure of the transaction and the limitation on disclosure protects the confidentiality of the advisor’s tax strategies.

6.	The term “contingent fee” means any fee established for the sale of a product or the performance of any service pursuant to an arrangement in which no fee will be charged unless a specified finding or result is attained, or in which the amount of the fee is otherwise dependent upon the finding or result of such product or service; provided, however, that a fee is not a “contingent fee” if the amount is fixed by courts or other public authorities and is not dependent on a finding or result.

7.	The term “expert services” generally means providing expert opinions or other services to the Company or its legal representative for the purpose of advocating the Company’s interests in litigation or in regulatory or administrative proceedings or investigations. In any litigation, investigation or proceeding, the independent auditor may, however, provide factual accounts or testimony describing work it performed and explain the positions taken or conclusions reached during the performance of any service provided by the independent auditor for the Company.

8.	The term “immediate family member” includes a person’s spouse, spousal equivalent and dependents.

9.	The term “legal services” generally means any services that, under the circumstances in which any such service is provided to the Company, could be provided only by someone licensed, admitted or otherwise qualified to practice law in the jurisdiction in which such service is provided.

10.	The term “non-audit services” means any services provided to the Company by its independent auditor other than audit services.

11.	The term “tax services” means any services provided to the Company by its independent auditor (other than those tax-related services included in “audit services”) related to tax compliance, tax planning and tax advice.

Notice to participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (the “Equifax Plans”):

If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans’ trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m. (EDT) on May 2, 2007. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the annual meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the “Shareholder”). If no direction is given, this Proxy will be voted “For” election of the director nominees in Item 1, “For” ratification of the appointment of Ernst & Young LLP as Equifax’s independent auditor for 2007, and with discretionary authority on all other matters that may properly come before the annual meeting.

By this document, the Shareholder appoints L. Phillip Humann, Larry L. Prince and Richard F. Smith, and each of them, with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held on Friday, May 4, 2007, at 9:30 a.m. (EDT) in the Walter C. Hill Auditorium at the High Museum of Art, 1280 Peachtree St., N.E., Atlanta, Georgia 30307, and at all adjournments thereof.

E-Mail Address/Comments:

(If you noted any E-Mail Address/Comments above, please mark corresponding box on the reverse side.)

(continued on the other side)

1550 PEACHTREE STREET, N.W. ATLANTA, GA 30309	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Daylight Time, on May 3, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., (EDT), on May 3, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Equifax Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO CHANGE YOUR VOTE

If you vote again by any means prior to the meeting it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 P.M., (EDT), on May 3, 2007 will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Equifax Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

PLEASE DO NOT MAIL BACK YOUR PROXY CARD IF YOU VOTE BY TELEPHONE OR INTERNET.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUIFAX INC.

Equifax Inc.’s Board of Directors Recommends

a Vote FOR items 1 and 2 below.

1. To elect as directors all nominees listed, each for a three-year term.	For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee’s number on the line below.

01) John L. Clendenin	☐	☐	☐

02) A. William Dahlberg					For	Against	Abstain

03) Robert D. Daleo

04) L. Phillip Humann

2. To ratify the selection of Ernst & Young LLP as Equifax’s independent auditor for 2007.					☐	☐	☐

For comments and/or if you wish to receive next year’s annual report and proxy materials via the Internet, please check this box and provide your comments and/or e-mail address on the reverse of this card.				☐
		☐ Yes	☐ No

IMPORTANT: Please date this proxy and sign exactly as your name appears on this proxy card. If stock is held jointly, both holders must sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full title(s).